UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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THE DOLAN COMPANY

(Name of Registrant as Specified In Its Charter)

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April 4, 2011

Dear Fellow Stockholder:

I am pleased to invite you to attend The Dolan Company’s Annual Meeting of Stockholders, which we will hold on Tuesday, May 17, 2011, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, MN 55402. The meeting will begin promptly at 9:00 a.m., central daylight time.

Please read the accompanying Notice of Annual Meeting and Proxy Statement for more details about the annual meeting and matters that will be presented to stockholders for a vote.

I, and other members of our management team, as well as members of our board of directors, will be available to respond to your questions and comments. We look forward to this opportunity to communicate directly with our stockholders and share information about our operations and activities and hope that you are able to join us.

Your vote is very important to us. Whether you own a few shares or many, it is important that your shares are represented at our annual meeting. If you cannot attend the annual meeting in person, please vote as soon as possible. We offer three convenient ways for you to vote — on the Internet (which we recommend), by telephone, or, if you requested a paper copy of these materials, by completing and mailing the proxy card in the postage-paid envelope provided. Instructions regarding these voting options are described in the Notice of Internet Availability of Proxy Materials we mailed to you and on the proxy card, if you requested one be sent to you.

We appreciate your continued support of The Dolan Company and look forward to meeting you at our annual meeting.

Very truly yours,

/s/  James P. Dolan
James P. Dolan
Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Dolan Company will hold its Annual Meeting of Stockholders as follows:

Date and Time	Tuesday, May 17, 2011, 9:00 a.m. (central daylight time)

Place	Minneapolis Club 729 Second Avenue South Minneapolis, MN 55402

Items of Business	1. To elect the three Class I directors nominated by our board to serve for a period of three years;

2. A non-binding advisory vote to approve the compensation of our executive officers disclosed in this proxy statement;

3. A non-binding advisory vote on the desired frequency of a non-binding advisory vote to approve our executive officer compensation;

4. To ratify the Audit Committee’s appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5. To act upon any other business as may properly come before the stockholders at the annual meeting or any adjournment or postponement of the meeting.

Record Date	If you were a stockholder of record at the close of business on March 22, 2011, you are entitled to vote at our annual meeting on the items of business identified above. A complete list of stockholders entitled to vote at the annual meeting shall be open to the examination of any stockholder, upon request, for any purpose relevant to the annual meeting, during ordinary business hours, for ten days prior to the annual meeting at our offices at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota. The list will also be available at the annual meeting.

Proxy Voting	Your vote is important. If you are unable to attend our annual meeting, you may vote your shares by proxy over the Internet, by telephone or, if you requested a paper copy of these materials, by completing, signing and returning a proxy card in the envelope provided. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials that we mailed to you or your proxy card, if you requested one. We encourage you to vote by proxy even if you plan to attend the meeting in person. If you attend the meeting in person, you can revoke your proxy and vote in person if you so desire.

Adjournments and Postponements	Our stockholders may consider any item of business described above at the annual meeting at the time and the date specified in this Notice of Annual Meeting or at any other time or date to which the annual meeting has been properly adjourned or postponed.

Notice of Internet Availability of Proxy Materials	We mailed our Notice of Internet Availability of Proxy Materials on or about April 4, 2011. Our proxy statement and annual report to stockholders for the year ended December 31, 2010, are available at www.proxyvote.com. Our annual report contains financial and other information about us, including our Form 10-K. You will need your 12-digit control identification number to access these materials. The control identification number is included on the Notice of Internet Availability of Proxy Materials that you received from us in the mail.

By Order of the Board of Directors,

/s/  Vicki J. Duncomb
Vicki J. Duncomb, Corporate Secretary

Option Exercises and Stock Vested for 2010	46
Non-qualified Deferred Compensation for 2010	46
Pension Benefits for 2010	46
Potential Payments Upon Termination or Change in Control	46
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	52
PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	53
Section 16(a) Beneficial Ownership Reporting Compliance	55

PROXY STATEMENT

Annual Meeting of Stockholders
May 17, 2011

Our board of directors is soliciting proxies for the 2011 Annual Meeting of Stockholders and we are providing these proxy materials in connection with that solicitation. You are receiving these proxy materials because you owned shares of our common stock on March 22, 2011, and are entitled to vote at the annual meeting. If you are unable to attend the annual meeting in person, you may vote your shares by proxy. This proxy statement describes the proposals that we would like you to consider and vote on and provides additional information to you relating to these proposals so that you can make an informed decision.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendation

You will be asked to vote on four proposals at the annual meeting. Our Board recommends that you vote your shares on these proposals as indicated below:

Proposal	Board’s Voting Recommendation

1. Election of Arthur F. Kingsbury, Lauren Rich Fine and Gary H. Stern as Class I Directors;	FOR
2. Non-binding advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement;	FOR
3. Non-binding advisory vote on the desired frequency of a non-binding advisory vote to approve our executive officer compensation; and	FOR Holding a non-binding advisory vote to approve our executive officer compensation every year
4. Ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	FOR

The Board is not aware of any other matters to be presented to you for a vote at the annual meeting. If you grant a proxy by the Internet, telephone or by signing and returning a proxy card by mail, James P. Dolan, our chairman, chief executive officer and president, and Vicki J. Duncomb, our vice president and chief financial officer, or either of them, may, as your proxies, vote your shares in their discretion for any additional matters that properly come before the stockholders at the annual meeting. Further, if any director candidate is unavailable to serve as director prior to the election at the annual meeting, Mr. Dolan and Ms. Duncomb, or either of them, will vote your proxy for another candidate nominated by our board unless our board allows the vacancy to remain open or reduces the size of our board.

Stockholders Entitled to Vote at Annual Meeting

If you owned shares of our common stock at the close of business on March 22, 2011, the record date, you may vote at the annual meeting. On that date, there were 30,369,896 shares of common stock outstanding. You have one vote for each share of common stock you held on that date. This includes shares for which you are the “stockholder of record” and those for which you are the “beneficial owner.”

You are the STOCKHOLDER OF RECORD if your shares are registered directly in your name with our transfer agent, BNY Mellon Shareholder Services. If you are the stockholder of record, we have made these proxy materials available to you directly and you may grant your voting proxy directly to us or vote in person at the annual meeting.

You are a BENEFICIAL OWNER if your shares are held in a stock brokerage account or by another person, as nominee, on your behalf (sometimes referred to as being held in “street name”). If you are a beneficial owner, your broker or nominee is making these proxy materials available to you and will provide you a voting instruction card to use. You must use this voting card or follow its instructions regarding voting on the Internet or by telephone to instruct your broker or nominee as to how you would like to vote your shares. You are invited to attend the annual meeting, but may not vote your shares in person at the meeting, unless you receive a proxy from your broker or nominee and are present at the meeting.

Quorum; Vote Requirements

We need a majority of the votes that could be cast by stockholders entitled to vote, present in person at the annual meeting or represented by proxy, to constitute a quorum for the transaction of business at this meeting. We count abstentions and broker non-votes, if applicable, as present and entitled to vote for purposes of determining a quorum.

A “broker non-vote” occurs when a broker does not receive voting instructions from the beneficial owner of shares held in street name for certain types of proposals. When this happens, the broker must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) with respect to such proposals. Your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. Proposal 4 (appointment of independent registered public accounting firm) is the only proposal considered to be a routine matter. As a result, if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to Proposal 1 (election of directors), Proposal 2 (advisory “Say on Pay”), and Proposal 3 (advisory proposal regarding the frequency of submission to stockholders of such “Say on Pay”). Therefore, if you are a beneficial owner, to ensure that your shares are voted in the manner you wish, please provide voting instructions to your broker or nominee.

If you are a stockholder of record and sign and mail a proxy card, but do not include voting instructions, the proxies will vote your shares “FOR” all of the proposals and, in their discretion, as to any other matters that are properly presented to the stockholders at the annual meeting or any adjournment or postponement of it.

Proposal 1 — Voting requirement to elect the Class I directors.  The nominees for director will be elected by a plurality of the votes of the shares present and entitled to vote on the proposal, whether in person or by proxy. A plurality means the nominees receiving the largest number of votes cast at the meeting will be elected for the available director positions. It is possible that a plurality might not be a majority of the votes cast at the meeting in person or by proxies. You may either vote “FOR ALL”, “WITHHOLD ALL”, or “FOR ALL EXCEPT” the nominees for the board of directors. Withholding and broker non-votes will not affect the election outcome.

Proposal 2 — Voting requirement for non-binding advisory approval of the executive officer compensation disclosed in this proxy statement.  An affirmative “FOR” vote by a majority of the votes of the shares present and entitled to vote on the proposal, whether in person or by proxy, is necessary for advisory approval of the executive compensation disclosed in this proxy statement. Because your vote on executive compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering executive officer compensation in the future. You may either vote “FOR,” “AGAINST,” or “ABSTAIN”. If you “ABSTAIN” from voting, your vote will be counted as a vote “AGAINST”, but broker non-votes will have no effect.

Proposal 3 — Voting requirement for advisory approval that the non-binding advisory vote to approve our executive officer compensation be held every one, two or three years.  A plurality of the shares present and entitled to vote is necessary for advisory approval that the non-binding advisory vote approving our executive officer compensation be held every one, two or three years. Because your vote on the frequency of the non-binding advisory vote on our executive officer compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering how often the non-binding advisory vote approving our executive officer compensation is submitted to the stockholders for advisory approval. Votes to “ABSTAIN” and broker non-votes will have no effect.

Proposal 4 — Voting requirement to ratify the appointment of McGladrey & Pullen, LLP.  An affirmative “FOR” vote by a majority of the votes of the shares present and entitled to vote is necessary to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. If a majority vote ratifying the appointment is not received, the audit committee will reconsider its decision to appoint McGladrey & Pullen, LLP as our independent registered public accounting firm but will not be required to change such decision. You may either vote “FOR,” “AGAINST,” or “ABSTAIN”. If you “ABSTAIN” from voting, it will be counted as a vote “AGAINST”.

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes represented in person or by proxy at our annual meeting and act as the inspector of the election.

How To Vote

Please refer to “Stockholders Entitled to Vote at Annual Meeting” to determine if you are the stockholder of record of your shares or if you are a beneficial owner of your shares.

By Internet or Telephone.  The Internet and telephone voting procedures we established for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. If you are a stockholder of record, to vote by Internet or telephone, follow the voting instructions set forth on the Notice of Internet Availability of Proxy Materials you received. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your broker, bank or nominee. Internet and telephone voting ends at 11:59 p.m., eastern daylight time, on May 16, 2011.

Proxy Card.  Complete, sign (exactly as it appears on your proxy card) and date the card and return it in the prepaid envelope. Beneficial owners may vote their shares by providing voting instructions to their broker or nominee before our annual meeting. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the advisory approval of the compensation of our executive officers disclosed in this proxy statement, in favor of holding the non-binding advisory vote to approve our executive officers compensation every ONE YEAR, and FOR the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

In Person at the Annual Meeting.  All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner, you may not vote your shares in person at our annual meeting unless you obtain and present at the annual meeting a legal proxy from your broker or nominee and present it to the inspector of election with our ballot when you vote at the meeting.

We encourage you to vote by Internet, telephone or proxy card in advance of the annual meeting, even if you plan to attend the annual meeting in person. Please refer to “Changing Your Vote” for more information about the effect of your proxy if you vote in person at the annual meeting.

If you received more than one Notice of Internet Availability of Proxy Materials, you hold shares registered in more than one name. This sometimes occurs when a stockholder holds shares in his/her own name and then also in a representative capacity, such as a trustee on behalf of a trust. Please vote all shares for which you received a Notice of Internet Availability of Proxy Materials so that you can ensure all of your shares are represented at the meeting.

Attending the Annual Meeting

The annual meeting begins promptly at 9:00 a.m., central daylight time. Please arrive no later than 8:30 a.m. to allow us to register your attendance and to ensure that we start the meeting on time. You must bring a valid driver’s license or other proof of identification.

Changing Your Vote

You may change your vote and revoke your proxy at any time prior to the vote at the annual meeting. If you are a stockholder of record, you may change your vote by:

•	Sending a written statement, revoking your proxy, to our corporate secretary at 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402, attention Corporate Secretary, or by email to secretary@thedolancompany.com. We must receive your written statement, revoking your proxy, by 6:00 p.m., central daylight time, May 16, 2011, for it to be effective.

•	Submitting a new, proper proxy by Internet, telephone, or proxy card after the date of the revoked proxy, but no later than 11:59 p.m., eastern daylight time, on May 16, 2011; or

•	Attending the annual meeting and voting in person.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee by the deadline your broker or nominee has set for changing voting instructions.

Delivery of Proxy Materials

Pursuant to SEC rules, we are making our proxy materials, which include our notice of the 2011 annual meeting of stockholders, proxy statement and annual report to stockholders, available to you over the Internet at www.proxyvote.com instead of mailing you a printed set of the proxy materials. You will need your 12-digit Control Identification Number, provided with the Notice of Internet Availability of Proxy Materials, to access the notice of the 2011 annual meeting of stockholders, proxy statement and annual report to stockholders. In accordance with the e-proxy process, we mailed to each of our stockholders of record as of March 22, 2011, a Notice of Internet Availability of Proxy Materials, which mailing commenced on or about April 4, 2011. The Notice contains instructions on how you may access our proxy materials and vote your shares over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions included with the Notice of Internet Availability of Proxy Materials.

Proxy Solicitation Costs

We will pay the costs of preparing, assembling, printing, mailing and distributing the Notice of Internet Availability of Proxy Materials and any proxy materials that our stockholders have requested be mailed to them. This includes reimbursing record holders of the expenses they incur in forwarding our proxy materials to beneficial owners. Our directors, officers and employees may solicit proxies personally, by mail, telephone, fax or over the Internet. We do not pay our directors, officers or employees any extra compensation for soliciting proxies.

Transfer Agent

Our transfer agent is BNY Mellon Shareholder Services. If you are a stockholder of record and need to change your name or address, need information regarding the transfer of your shares, or have other questions regarding your shares, please contact BNY Mellon Shareholder Services directly, at 1-800-953-2495, on the Internet at www.bnymellon.com/shareowner/isd or in writing at BNY Mellon Shareholder Services, P.O. Box 358015, Pittsburgh, PA 15252-8015.

COMPANY GOVERNANCE

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines. These, along with our committee charters, provide a framework for the governance of our company. These guidelines provide, among other things, that:

•	Our board of directors consists of a majority of independent directors and that each of the board’s three standing committees consists of members who are independent. Currently, Mr. Dolan, our chairman, chief executive officer and president, is the only director who is not independent. Mr. Dolan does not serve on any of the board’s committees.

•	Our directors possess the highest personal and professional ethics and are committed to the long-term interests of our company’s stockholders.

•	No director serves on the boards of more than three public companies, unless the board determines that this does not impair the director’s ability to serve effectively on our board.

•	The nominating and corporate governance committee oversees and manages an annual evaluation of the board.

The nominating and corporate governance committee is responsible for overseeing these guidelines and ensuring that we adhere to them. The committee periodically reviews and reassesses the adequacy of these guidelines and recommends proposed changes to the board of directors for consideration.

Copies of our corporate governance guidelines and committee charters are available under Corporate Governance in the Investor Relations section of our web site at www.thedolancompany.com, or by written request to our corporate secretary. Please refer to “Communications with the Company and our Board” in this proxy statement for information about how to contact our corporate secretary.

Our Codes of Ethics and Business Conduct Policies

We have adopted two codes of ethics: a Code of Business Conduct and Ethics, which we refer to as our Code of Conduct, and a Code of Ethics for Senior Financial Officers, Chief Operating Officer and Principal Executive Officer, which we refer to as our Code of Ethics. We adopted these policies to ensure that all of our directors, officers and employees observe the highest standards of ethics in conducting our business.

Under our Code of Conduct, our core values include respect for individuals, honesty, integrity and leadership by example. Among other things, our Code of Conduct:

•	requires all directors, officers and employees to conduct our business affairs fairly, free of conflicts of interest and in an ethical manner;

•	prohibits conduct that may raise questions to our honesty, integrity or reputation; and

•	includes a process for reporting complaints and concerns about violations of this code of conduct or other similar policies to a compliance committee, consisting of our chief operating officer, our chief financial officer and our controller.

Our Code of Ethics requires our senior financial officers (including our chief financial officer), chief operating officer and chief executive officer to:

•	act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interests in personal and professional relationships;

•	promptly disclose to the audit committee any material relationship or transaction that could give rise to a conflict of interest;

•	comply with generally accepted accounting principles and ensure that accounting entries are promptly and accurately recorded and documented; and

•	report to the audit committee or nominating and corporate governance committee any violations to the Code of Ethics or other company policies, compliance programs or laws, including material weaknesses in the design or operation of internal controls, fraud or material information that calls into question disclosures we have made in our periodic reports on file with the Securities and Exchange Commission.

Mr. Dolan, Mr. Pollei, Ms. Duncomb, our director of finance, and our senior financial officers at National Default Exchange, DiscoverReady and Counsel Press are subject to this policy.

The nominating and corporate governance committee is responsible for overseeing and periodically evaluating these policies. The committee recommends proposed changes to these policies to the Board for consideration. Both our Code of Conduct and our Code of Ethics are available in the Corporate Governance section of our web site under Investor Relations at www.thedolancompany.com, or by written request from our corporate secretary. Please refer to “Communications with the Company and our Board.”

Related Party Transactions and Policies

Our board of directors recognizes that transactions or other arrangements between us and any of our directors or executive officers may present potential or actual conflicts of interest. Accordingly, as a general matter, it is our board’s preference to avoid such transactions and other arrangements. Nevertheless, our board recognizes that there are circumstances where such transactions or other arrangements may be in, or not inconsistent with, our best interests. We have adopted a formal written policy that requires any transaction, arrangement or relationship in which we will be a participant and in which the amount involved exceeds $120,000, and in which any related person (directors, executive officers, stockholders owning at least 5% of any class of our voting securities, their immediate family members and any entity in which any of the foregoing persons is employed or is a general partner or principal) had or will have a direct or indirect material interest, to be submitted to our audit committee for review, consideration and approval.

In the event that a proposed transaction with a related person involves an amount that is less than $120,000, the transaction will be subject to the review and approval of our chief financial officer (or our chief executive officer, if the chief financial officer, an immediate family member of the chief financial officer, or an entity in which any of the foregoing persons is employed or is a general partner or principal is a party to such transaction). If the transaction is approved by the chief financial officer or chief executive officer, such officer will report the material terms of the transaction to our audit committee at its next meeting. The policy provides for periodic monitoring of pending and ongoing transactions. In approving or rejecting the proposed transaction, our audit committee (or chief financial officer or chief executive officer, if applicable) will consider the relevant facts and circumstances available to the audit committee (or chief financial officer or chief executive officer, if applicable), including (1) the impact on a director’s independence if the related person is a director or his or her family member or related entity, (2) the material terms of the proposed transaction, including the proposed aggregate value of the transaction, (3) the benefits to us, (4) the availability of other sources for comparable services or products (if applicable), and (5) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to our employees generally. Our audit committee (or chief financial officer or chief executive officer, if applicable) will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and the best interest of our stockholders.

The following is a summary of transactions since January 1, 2010, (1) to which we have been a party in which the amount involved exceeded $120,000 and in which any related person had or will have a direct or indirect material interest, other than compensation arrangements that are described in “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation” in this proxy statement, or (2) that we otherwise believe should be disclosed. Except as noted below, all of the transactions described below are continuing related party transactions that we initially entered into prior to our board’s adoption of a written policy regarding related party relationships in July 2007. The audit committee reviewed and ratified such continuing transactions most recently at its February 2011 committee meeting in accordance with our related party transactions policy.

David A. Trott

David A. Trott is the chairman and chief executive officer of our majority-owned subsidiary, American Processing Company, LLC d/b/a National Default Exchange, which we refer to as NDeX. Mr. Trott owns a 68% interest in and is the managing attorney of Trott & Trott, P.C., one of eight law firm customers with whom NDeX has entered an exclusive long-term services agreement to provide mortgage default processing services. See “Services Agreement” below.

On January 4, 2010, Mr. Trott sold his remaining 1.7% interest in NDeX to our wholly-owned subsidiary Dolan APC, LLC. See “Notes Payable and Stock Issued to Mr. Trott” below for more information regarding this sale. On December 31, 2009, Mr. Trott sold a 3.5% interest in NDeX to Dolan APC, LLC.

From January 1, 2009, until December 1, 2009, Mr. Trott held this interest indirectly through his ownership in APC Investments, LLC, whose members were the members of Mr. Trott’s law firm, Trott & Trott. On December 1, 2009, APC Investments distributed its interest in NDeX to each of its members, including Mr. Trott, (collectively the “Trott Sellers”) who had a 68% ownership interest in APC Investments.

During 2010, NDeX made distributions to Mr. Trott and the other Trott Sellers in the aggregate amount of $111,357. These distributions reflected the members’ shares of December 2009 earnings. No further distributions were made because their remaining membership interests were sold to Dolan APC, LLC in January 2010.

The December 2009 and January 2010 sales of interest in NDeX stemmed from the terms of NDeX’s amended and restated operating agreement, under which the Trott Sellers had the right until February 7, 2010, to require NDeX to repurchase all or any portion of its membership interests at a purchase price based on 6.25 times NDeX’s trailing 12-month earnings before interest, depreciation and amortization, less the aggregate amount of any interest-bearing indebtedness outstanding for NDeX as of the date of such repurchase. This put right expired when the Trott Sellers sold all of their interest in NDeX in January 2010.

Services Agreement.  During the year ended December 31, 2010, Trott & Trott was one of NDeX’s eight law firm customers. In 2010, Trott & Trott was NDeX’s second largest law firm customer, accounting for 26.1% of our mortgage default processing services revenues. NDeX’s relationship with Trott & Trott is governed by a services agreement dated March 14, 2006. The services agreement provides for the exclusive referral of files from Trott & Trott to NDeX for servicing, unless Trott & Trott is otherwise directed by its clients. The services agreement is for an initial term of 15 years, with the term to be automatically extended for up to two successive 10-year periods unless either party provides the other party with written notice of its intention not to extend the initial or extended term then in effect. During 2010, NDeX was paid a fixed fee for each file its customers directed NDeX to process, with the amount of such fixed fee being based upon the type of file (e.g., foreclosure, bankruptcy, eviction or litigation). For the year ended December 31, 2010, NDeX received revenues of $42.8 million from fees for mortgage default processing services by Trott & Trott, which takes into account an increase in the fees Trott & Trott pays to us that took effect in January 2010. The success of our mortgage default processing services business is tied to the number of files that Trott & Trott and NDeX’s other customers receive from their mortgage lender and loan servicer clients or that NDeX receives directly from its customers related to residential real estate in California and Nevada. We therefore rely upon Mr. Trott, who through Trott & Trott developed and maintains relationships with a substantial number of Trott & Trott’s clients, to attract additional business from its current and/or new clients.

Detroit Legal News Publishing.  We own 35% of the membership interests in The Detroit Legal News Publishing Company, or DLNP, the publisher of Detroit Legal News. Mr. Trott and his family members indirectly own 80% of Legal Press, LLC, which is the holder of 10% of the membership interests in DLNP.

In November 2005, DLNP entered into an agreement with Trott & Trott pursuant to which Trott & Trott agreed to forward to DLNP for publication all legal notices that Trott & Trott is required to publish on behalf of its mortgage default clients in Michigan. As a result, DLNP, directly or through its statewide network, causes to be published all public notices required to be filed in connection with files serviced by NDeX for Trott & Trott that involve foreclosures in Michigan. DLNP also agreed that it would provide certain other services for Trott & Trott, including attending foreclosure sales, bidding on real property and recording of sheriff’s deeds in connection with foreclosure sales. In exchange for the services provided by DLNP under the agreement, Trott & Trott pays DLNP according to fees agreed to by the parties from time to time. These fees are not permitted to exceed the customary fee that DLNP charges its other customers. In 2010, Trott & Trott paid DLNP $25.7 million to post foreclosure notices in Detroit Legal News and for other related services. The agreement terminates on December 31, 2015 (unless at such date, Legal Press, LLC remains a member of DLNP, in which case the agreement would terminate at such date when Legal Press, LLC, or its successor, is no longer a member of DLNP), but Trott & Trott may terminate the agreement at any time upon the failure by DLNP to cure a material breach of its obligations under the agreement. DLNP maintains a small number of its clerical employees at the offices of Trott & Trott to facilitate the provision of services for Trott & Trott.

In November 2005, DLNP entered into a consulting agreement with Mr. Trott whereby Mr. Trott agreed to provide consulting services related to the business of DLNP for a term lasting until December 31, 2015. The agreement may be terminated by either party prior to December 31, 2015, in the event of a material breach by either party or in the event the number of foreclosure notices submitted to DLNP by Trott & Trott is less than 1,000 in any calendar year during the term of the agreement. Under the consulting agreement, DLNP agreed to obtain, for its benefit, an insurance policy on the life of Mr. Trott in the amount of $15 million for a term of 15 years. In exchange for the consulting services provided to DLNP, Mr. Trott is entitled to receive a consulting fee equal to the lesser of (1) $500,000 or (2) the amount equal to 7% of DLNP’s net income less the amount paid by DLNP for the life insurance policy. In 2010, Mr. Trott was paid $483,974 in fees by DLNP for his consulting services. In addition to the fees Mr. Trott receives under the consulting agreement, DLNP also pays Mr. Trott an annual salary of $20,000.

Notes Payable and Stock Issued to David A. Trott.  In connection with the sale to us of his aggregate 5.1% ownership interest in NDeX in the two transactions on December 31, 2009, and January 4, 2010, we issued 168,644 shares of our common stock, having an aggregate fair market value at the time of issuance of $1.8 million, to Mr. Trott and agreed to pay him $8.8 million (exclusive of interest on $2.0 million of the balance payable beginning August 1, 2010). Through March 31, 2011, we will have paid him $7.4 million, including interest. We will pay the remaining $1.6 million balance, including interest accruing at a rate of 4.25%, in equal monthly installments through December 1, 2012. This transaction was approved by our board of directors (rather than our audit committee as is generally described above).

Net Director.  Mr. Trott owns approximately 11.1% of the membership interests in Net Director, LLC, which provides an information clearing house service used by NDeX. NDeX paid Net Director approximately $136,000 for these services in 2010. The Barrett law firm, NDeX’s largest customer, also owns a 5% interest in Net Director.

American Servicing Corporation.  Mr. Trott owns 50% of American Servicing Corporation, or ASC, a provider of property tax searches and courier services to NDeX. NDeX paid ASC approximately $368,000 for these services in 2010.

Lease of Office Space.  On April 1, 2007, NDeX and our Michigan Lawyers Weekly publishing unit began subleasing approximately an aggregate 30,000 square feet in suburban Detroit, Michigan from Trott & Trott at a rate of $10.50 per square foot, triple net, under subleases set to expire on March 31, 2012. Through mutual agreement, however, the sublease with Michigan Lawyers Weekly was terminated in 2010. During 2010, NDeX and Michigan Lawyers Weekly paid Trott & Trott a total of $661,741 in lease payments. Trott & Trott leases this space from NW13, LLC, a limited liability company in which Mr. Trott owns 75% of the membership interests.

Employment of Mr. Dolan’s Spouse

James P. Dolan’s spouse administers Dolan Media Newswires, our Internet-based, subscription newswire, and is our employee. In 2010, we paid $72,795 to Mr. Dolan’s spouse for her services, granted 723 shares of stock options with a grant date fair value of $3,723, and granted 443 shares of restricted stock with a grant date fair value of $5,418. She owns a total of 16,781 shares of our common stock (including 800 shares of restricted stock that are not yet vested) and holds options to acquire 1,248 shares of our common stock.

Mr. Dolan disclaims beneficial ownership of all shares his spouse owns, including shares she could own pursuant to the exercise of any stock options.

Employment of Mr. Stodder’s Brother

We employ Mark W.C. Stodder’s brother as the director of web and social media for our Business Information Division. In 2010, we paid Mr. Stodder’s brother $121,420 for his services, granted 847 shares of stock options with a grant date fair value of $4,362, and 519 shares of restricted stock with a grant date fair value of $6,347. Mr. Stodder’s brother owns a total of 971 shares of restricted stock that are not yet vested and holds options to acquire 2,450 shares of our common stock. Mr. Stodder disclaims beneficial ownership of all shares his brother owns, including shares he could own pursuant to the exercise of any stock options.

BOARD COMMITTEES AND COMMITTEE MEMBERSHIP

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, and the charters for these committees are available under the Investor Relations section of our web site at www.thedolancompany.com. Our board may establish other committees from time to time to facilitate the management of The Dolan Company.

During 2010, our board of directors held six meetings. During 2010, each incumbent director attended all of the board meetings and meetings of committees on which he or she served, with the exception that Mr. Massicotte (who resigned from the Board on January 27, 2011) missed one board meeting, but attended all meetings of committees on which he served.

Our practice is that all directors attend our annual meeting, unless a director is unable to attend due to illness, other emergency or because his or her term is ending and he or she has not been nominated for re-election to the Board. All directors attended our 2010 annual meeting, except Mr. Massicotte.

Mr. Christianson serves on the boards of more than three other public companies. Our board has determined that his service as a director on these other boards does not impair his ability to serve us effectively.

The following table describes the composition of each of the board’s standing committees during the year ended December 31, 2010. In accordance with our corporate governance guidelines and the requirements of the New York Stock Exchange, each of our committees consists solely of independent directors.

					Nominating and
Name	Audit		Compensation		Corporate Governance

John C. Bergstrom			X	*	X
Anton J. Christianson					X	*
Arthur F. Kingsbury	X		X
Jacques Massicotte (1)	X	(1)			X	(1)
Lauren Rich Fine			X		X	(2)
George Rossi	X	*
Gary Stern					X	(3)

X = member; * = chair

(1)	Mr. Massicotte served on our nominating and corporate governance committee until May 26, 2010. He also served on our audit committee until January 27, 2011, when he resigned from the board and the audit committee. On January 27, 2011, Bill L. Fairfield was appointed to the board and replaced Mr. Massicotte on the audit committee.

(2)	Ms. Rich Fine was appointed to the nominating and corporate governance committee on May 26, 2010.

(3)	Mr. Stern was appointed to the nominating and corporate governance committee on May 26, 2010.

Audit Committee

In 2010, the audit committee met four times and each committee member attended every meeting. Our audit committee oversees a broad range of issues relating to our accounting and financial reporting processes and audits of our financial statements. In particular, our audit committee:

•	assists our board in monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm;

•	appoints, compensates, retains and oversees the work of any independent registered public accounting firm engaged for the purpose of performing any audits, reviews or attest services;

•	oversees the work of our internal auditor;

•	prepares the audit committee report that the SEC rules require be included in this proxy statement; and

•	evaluates our financial risk exposure and the plans we have implemented to monitor and mitigate these risks.

The committee reviews and approves all engagement letters between our independent registered public accounting firm and us. Please refer to our discussion on the audit committee’s “Policy on Pre-Approval of Audit and Permissible Non-Audit Services” later in this proxy statement for more information about the committee’s policies and practices related to the approval of services our independent registered public accounting firm performs for us. The committee also reviews all related party transactions (unless it has elevated a transaction to our board for its review and consideration) and resolves conflicts of interest involving our directors, executive officers and the company. Please refer to “Related Party Transactions and Policies” for more detailed information about how we address transactions between our directors, executive officers, other related persons and the company. Our audit committee is responsible for receiving and investigating complaints or reports regarding our accounting practices, internal controls and financial matters and has developed procedures that allow our employees to anonymously and/or confidentially communicate these concerns directly to our audit committee.

Our Board has determined that each member of the audit committee is “independent” under the New York Stock Exchange listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934 and our corporate governance guidelines. The Board has also determined that, as required by the committee’s charter, each member is financially literate and no member serves on the audit committees of more than three public companies. Each member also is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee

In 2010, the compensation committee met eight times and each member of the committee attended every meeting. The committee reviews our compensation practices and policies and approves the compensation plans of our executive officers and key employees. In particular, the compensation committee is responsible for:

•	reviewing and approving corporate goals and objectives for Mr. Dolan and our other executive officers;

•	evaluating Mr. Dolan’s and, with the assistance of Mr. Dolan, our other executive officers’ performance in relation to those goals and objectives and determining and approving Mr. Dolan’s and our other executive officers’ compensation based on that evaluation;

•	administering all of our equity-based and other incentive compensation plans and determining all awards granted under our equity-based and other incentive compensation plans, except for grants to non-employee directors under these plans;

•	reviewing, and recommending for our board’s approval, directors fees, committee fees, equity-based compensation and other amounts we pay to our non-employee directors for their service as a director;

•	overseeing our policies to preserve tax deductibility of our executive compensation programs;

•	reviewing our compensation policies and practices for risk; and

•	reviewing and discussing with our senior managers the Compensation Discussion and Analysis required by the SEC’s disclosure rules for executive compensation and furnishing a report to be included in our proxy statement.

In addition, the committee reviews all employment, severance and change-in-control agreements for our chief executive officer and other executive officers, approves those agreements for the chief executive officer and either approves, or recommends for approval by the board, those agreements for other executive officers. The committee also periodically reviews our equity-based and other incentive compensation plans and makes recommendations to our board regarding those plans. In determining the compensation of our executive officers and awards under our incentive compensation plans other than for our chief executive officer, the committee considers the recommendations of Mr. Dolan, our chief executive officer. The committee believes that Mr. Dolan is in the best position to regularly evaluate the performance of the other executive officers and our other employees.

From time to time, the compensation committee engages third-party consultants to assist it in making decisions about executive compensation, our equity-based and other incentive compensation plans and other compensation related matters. During 2010, the committee engaged Meridian Compensation Partners, LLC (“Meridian” herein), a compensation consulting firm, to conduct an analysis of the executive compensation of certain peer companies. In prior years, the committee engaged Meridian’s predecessor, Hewitt Associates, to assist the committee in designing executive compensation plans and to conduct a peer analysis. The committee expects to continue to conduct peer company analyses from time to time to ensure that our executive compensation is benchmarked against the compensation practices of similar companies.

You should refer to our “Compensation Discussion and Analysis” later in this proxy statement for more information about our compensation committee’s use of Meridian and for additional information on the committee’s processes and practices relating to the compensation of our board and executive officers.

Our Board has determined that each member of the compensation committee is “independent” under the New York Stock Exchange listing standards and our corporate governance guidelines. Our Board also has determined that each member qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and that each member qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code.

Nominating and Corporate Governance Committee

In 2010, our nominating and corporate governance committee met six times and each member of the committee attended every meeting. Our nominating and corporate governance committee:

•	oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors;

•	advises our board of directors with respect to board composition, procedures and committees;

•	recommends directors to serve on each committee;

•	oversees the evaluation of our board of directors and our management; and

•	develops, reviews and recommends corporate governance guidelines, code of ethics and other similar company policies.

Our board of directors has determined that each member of our nominating and corporate governance committee is “independent” under the New York Stock Exchange listing standards and our company’s corporate governance guidelines.

Company’s Leadership Structure, Lead Independent Director and Executive Sessions

Our corporate governance guidelines require our board to select its chairman and our chief executive officer in a way that it considers to be in our best interests. Our board believes that effective leadership can be achieved either by combining or by separating the chairman and chief executive officer positions as long as the structure encourages the free and open dialogue of competing views and provides for strong oversight of management. Our board believes that the decision of whether to combine or separate these positions depends upon the particular circumstances at a given point in time. Accordingly, our board has no policy with respect to separating the offices of chairman and chief executive officer, believing that this issue is part of our succession planning and that it is in our best interests for the board to determine who should serve as chairman of the board whenever it elects a new chief executive officer and based on any other relevant circumstances presented at any time.

Since 1992, Mr. Dolan has served as both the chairman of our board of directors and our chief executive officer. Our board believes that Mr. Dolan is in the best position to serve as its chairman because he is very familiar with our business and the industries we serve and is most capable of effectively identifying the opportunities (including potential acquisitions) and challenges we face. Because of his long service to us as both chief executive officer and chairman, our board believes that Mr. Dolan is in the best position to lead robust discussions on and execute on our operating strategy and to develop agendas to ensure our board is focusing on the issues that are most important to our long-term growth. Mr. Dolan has proven to have high integrity, a willingness to entertain different views, and a successful corporate vision. For all of these reasons, our board has determined that, currently, the most effective leadership structure is to have Mr. Dolan lead both the company as chief executive officer and our board as chairman.

Our independent directors have designated Mr. Christianson, the chair of our nominating and corporate governance committee, to serve as the board’s lead independent director for an indefinite term. Mr. Christianson sets the agenda for and presides over all executive sessions of the non-employee directors of our board. In addition, Mr. Christianson performs those duties our board delegates to him to assist the board in fulfilling its responsibilities to the company. Our board meets regularly in executive session, without Mr. Dolan and other members of our management team, and Mr. Christianson acts as the board’s liaison in discussing matters raised in these sessions with Mr. Dolan and other members of our management team.

We believe that our current leadership structure — in which a single person with the knowledge, skills, experience, integrity and vision of Mr. Dolan sets the tone and has primary responsibility for managing operations — allows for decisive leadership and ensures that we communicate our strategy clearly and consistently to our stockholders, employees, customers and other stakeholders. We believe our leadership structure provides effective oversight of our board for at least the following reasons:

•	Mr. Christianson is a strong, independent lead director;

•	All seven directors other than Mr. Dolan are independent;

•	Our directors have a broad range of skills and experience and work well together to provide leadership and strategic direction to manage the company and maximize long-term value for our stockholders;

•	Our board has established and follows detailed corporate governance guidelines and committee charters;

•	Our board regularly and rigorously reviews the leadership structure and assesses its effectiveness;

•	Each of our board committees is made up entirely of independent directors;

•	Our independent directors meet regularly in executive session (including during each regularly scheduled meeting in 2010); and

•	Our compensation committee annually reviews Mr. Dolan’s performance as our chief executive officer and president.

Board’s Role in Risk Oversight

From time to time, we are exposed to risks, including strategic, operational, financial, regulatory, and compliance risks. Our management has created an enterprise-wide risk management process to identify, monitor and evaluate these risks. Our board of directors is responsible for overseeing our risk management process and ensuring that this process is adequate to effectively manage the risks we face. Annually, our board reviews the risk assessments undertaken by our management team and assists us in ensuring that we have policies and practices in place to mitigate potential risks we have identified.

While our board is ultimately responsible for overseeing risk management, our audit committee assists our board in fulfilling this responsibility by working with our management team to assess our financial risk exposure and the plans we have implemented to monitor and mitigate these risks. The risks reviewed include threatened and pending litigation, published reports that raise material issues regarding our financial statements or accounting policies, tax matters, legal and regulatory compliance, and matters that could materially impact our internal control over financial reporting, disclosure controls and financial reporting. At each meeting of our audit committee, our chief financial officer reports to the audit committee on these and other enterprise risks we are facing, highlighting any new risks that may have arisen since the committee last met. Our audit committee updates the board on these discussions and the results of the risk assessments. The audit committee further ensures that our management updates and presents its enterprise risk assessment to the board at least annually. We have designed the audit committee’s role in risk management oversight to provide our board visibility regarding identifying and assessing the critical risks we face, as well as mitigation strategies we have employed to manage these risks.

In addition, our compensation committee evaluates the compensation programs and practices for certain key employees to ensure these programs are designed so these key employees are incentivized to make decisions that lead to long-term value for our stockholders, without encouraging excessive risks and behavior that are reasonably likely to have a material adverse effect on the company.

Director Compensation

The following table provides information for the year ended December 31, 2010, regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a director during 2010. Mr. Dolan, who is also our chief executive officer, does not receive additional compensation for his service as a director. See “Executive Compensation — Summary Compensation Table” in this proxy statement for information about the compensation we paid to Mr. Dolan during the year ended December 31, 2010.

	Fees Earned and	Option	Stock	All Other
Name	Paid in Cash	Awards (1)	Awards (1)	Compensation (2)	Total

John C. Bergstrom	$59,800	$41,334	$—	$4,900	$106,034
Anton J. Christianson	50,375	37,554	—	—	87,929
Arthur F. Kingsbury	50,825	19,292	28,043	9,832	107,992
Jacques Massicotte	43,075	31,734	—	—	74,809
Lauren Rich Fine	48,075	19,292	28,043	—	95,410
George Rossi	49,400	18,777	27,285	—	95,462
Gary Stern	36,986	60,504	23,054	—	120,544

(1)	We calculated the amounts in these columns, which represent the aggregate grant date fair value of the equity awards, using the provisions of FASB ASC Topic 718. See Note 17 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Share-Based Compensation Expense,” both included in our annual report on Form 10-K for the year ended December 31, 2010, that we filed with the SEC on March 11, 2011, for information regarding the assumptions used in the valuation of equity awards. On February 25, 2010, upon joining the board, we granted to Mr. Stern 9,477 non-qualified options to purchase our common stock with an exercise price equal to $10.88 per share, a grant date fair value of $44,637. The options vest in four equal annual installments beginning on February 25, 2011, and terminate seven years after the grant date. On May 26, 2010, we granted to each non-employee director non-qualified options to purchase our common stock, or a combination of non-qualified options to purchase our common stock and restricted stock as follows:

	Number of Shares	Number of Shares Subject
Name	of Stock	to Options

John C. Bergstrom	—	8,026
Anton J. Christianson	—	7,292
Arthur F. Kingsbury	2,293	3,746
Jacques Massicotte	—	6,162
Lauren Rich Fine	2,293	3,746
George Rossi	2,231	3,646
Gary Stern	1,885	3,081

The options have an exercise price equal to $12.23 per share, the closing share price of our common stock on the grant date, which was also the date of our 2010 annual meeting. The number of options we granted to each non-employee director had a target economic value that was 100% of the annual retainer and attendance fees we expected to make to these directors during the 2010 calendar year. The compensation committee determined the target economic value in the same manner as described for the named executive officers in “Long-Term Equity Incentive Compensation” later in this proxy statement. These stock options and restricted stock vest in four equal annual installments beginning on May 26, 2011, and the stock options terminate seven years after the grant date.

Each of our non-employee directors who served in 2010 had the following stock option awards outstanding at December 31, 2010:

			TOTAL Options and
		Unvested Restricted	Unvested Restricted
Name	Options Outstanding	Stock	Stock Outstanding

John C. Bergstrom	35,074	—	35,074
Anton J. Christianson	33,407	—	33,407
Arthur F. Kingsbury	20,251	2,293	22,544
Jacques Massicotte	29,436	—	29,436
Lauren Rich Fine	20,251	2,293	22,544
George Rossi	28,067	2,231	30,298
Gary Stern	12,558	1,885	14,443

(2)	We offer medical coverage under our medical insurance plan to our directors at no cost to them. During 2010, Messrs. Bergstrom and Kingsbury were the only directors who participated in our group health plan. We self-insure for health insurance and the amount shown is the gross amount of premiums we paid on behalf of these two directors.

The table below describes the cash fees we paid to each non-employee director for his or her services as a director and for services on board committees for the year ended December 31, 2010. The compensation committee reviews the payments we make to directors for serving on our board and the board’s committees and recommends proposed changes to our board for approval on an annual basis. From time to time, the committee collects and reviews information about director compensation for comparably-sized public companies. In determining the board fees for 2011, the committee reviewed and considered information provided by Meridian (see page 11 for more information on Meridian). For 2011, the committee did not recommend an increase to the fees.

Amount of Fee
Type of Fee	2010

Annual Retainer (Board Services) (1)	$26,000
In-Person Board Meetings	1,400
Telephone Board Meetings	600
Annual Retainer (Committee Services) (1)	5,200
Annual Committee Chair Retainer (1)	8,000
In-Person Committee Meetings	650
Telephone Committee Meetings	325

(1)	We pay annual retainers for board, committee and committee chair services in equal quarterly installments.

For 2010, our board of directors implemented the compensation committee’s recommendation that all non-employee directors could choose to be granted 100% non-qualified stock options or 50% non-qualified stock options and 50% restricted stock, instead of all in non-qualified stock options as was the practice since 2007. The dates of the awards continue to be on the date of each regular annual stockholders meeting if such director is elected at such meeting to serve as a non-employee director or continues to serve as a non-employee director. We use a formula that provides for awards with a certain targeted economic value, calculated in the same manner as described for the named executive officers in “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation” later in this proxy statement. The economic value of the awards would be equal to a percentage (100% in 2010 for continuing directors and 200% in 2010 for new directors) of the expected cash payments to be made to such non-employee director in the form of the annual retainer and attendance fees, assuming the director attends all board meetings and the meetings of committees on which he or she serves during the year.

In 2011, we expect to continue to make grants of stock options or a combination of stock options and restricted stock (as elected by the director): (1) to each continuing and re-elected director coincident with the annual stockholders meeting having a target economic value that is 100% of the expected cash payments to be made during the calendar year and (2) to each newly elected director having a target economic value equal to 200% of the cash payments we expect to make during the calendar year in which the director is elected. For example, in the first quarter of 2011, we granted non-qualified stock options for 5,836 shares and restricted stock in the amount of 3,204 shares of our common stock to Bill L. Fairfield, who was appointed to our board in January. The equity grants had a total target economic value of $87,250, which was 200% of the cash fees we expect to pay him during 2011.

All directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending board and committee meetings and associated with board or board committee responsibilities. We also offer medical coverage under our self-insured medical plan to our directors at no cost to them. We also encourage director training and we reimburse non-employee directors up to $5,000 annually for expenses incurred in connection with director training. From time to time, the compensation committee may consider and propose special consulting arrangements or other fees for directors for our board’s approval, but this is not typical.

Stock Ownership Guidelines for Non-Employee Directors

In 2010, our board of directors adopted stock ownership guidelines. These guidelines require each of our non-employee directors to own shares of our common stock having a value at least equal to 300% of the annual retainer for board services. Our non-employee directors have a period of five years to fully comply with the guidelines and we measure their ownership on January 1 of each year. Under the phase-in provisions of our guidelines, each of our non-employee directors, except Mr. Stern and Mr. Fairfield, must own shares of our common stock having a value at least equal to the percentage of the target level set forth for each measurement date below:

January 1, 2010	January 1, 2011	January 1, 2012	January 1, 2013	January 1, 2014

20% of Target Level	40% of Target Level	60% of Target Level	80% of Target Level	100% of Target Level

For purposes of this table, “target level” means 300% of the annual retainer for board services that we would pay our non-employee directors during the calendar year in which the measurement date occurs. So, for example, for our non-employee directors, except Mr. Stern and Mr. Fairfield, to fully comply with our ownership guidelines on January 1, 2014, such directors would need to own shares of our common stock, having a value at least equal to 300% of the annual retainer for board services that we would pay our non-employee directors in 2014. For Mr. Stern, who joined our board in January 2010, the first measurement date of the five-year phase-in is January 1, 2012, and for Mr. Fairfield, who joined our board in January 2011, the first measurement date of the five-year phase-in is January 1, 2013. For each new non-employee director appointed or elected to our board in the future, the five-year phase-in period will begin on the January 1 following the director’s first full year on our board.

For purposes of satisfying these guidelines, the non-employee directors may use stock they own directly, stock for which they have investment and/or voting control, and shares of restricted stock that we grant to them in connection with their service as directors. As of the date of this proxy statement, all of our non-employee directors have met their second year phase-in requirement of holding 40% of the targeted number of shares of our common stock (except Messrs. Stern and Fairfield, who do not yet have this requirement).

Our named executive officers are also subject to these stock ownership guidelines. You should refer to “Compensation Discussion and Analysis — Policies Related to Compensation — Stock Ownership Guidelines” for information about how these guidelines affect our named executive officers.

Director Independence

Our policies require our board to consist of a majority of outside directors who are independent and our audit, compensation and nominating and corporate governance committees to consist solely of independent directors. A director is “independent” if our board, as a whole, affirmatively determines that the director has no material relationship with us (or our consolidated subsidiaries) either directly or as a partner, shareholder or officer of an organization that has a relationship with us (or our consolidated subsidiaries). In determining whether a relationship is material and thus whether a director is independent, our board uses the “independence” tests set forth in Section 303A.02 of the New York Stock Exchange’s Listing Company Manual. In addition, our board also has adopted specific independence guidelines that conform to and augment the independence tests prescribed by the New York Stock Exchange. These independence guidelines are part of our corporate governance guidelines, which are available under Corporate Governance in the Investor Relations section of our web site at www.thedolancompany.com, and include the following independence tests in addition to those of the NYSE: i) a director, or a member of a director’s immediate family, is or has been indebted to us (or any of our consolidated subsidiaries) in an amount that at any time exceeds $120,000 or such indebtedness is not on arm’s-length terms; and ii) a director, or a member of a director’s immediate family, is a principal of a law firm, an investment banking firm, a financial advisory firm or a consulting firm that performs services for us (or any of our consolidated subsidiaries), and payments made by us (or any of our consolidated subsidiaries) to the firm in any single year exceed the greater of $1 million or 1% of our or the firm’s consolidated gross revenues. In addition, in considering whether a director is independent, our board reviews independence tests under Section 162(m) of the Internal Revenue Code.

In addition, a director who is a member of the company’s audit committee must satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and be “financially literate” (as required of all audit committee members under Section 303A.07 of the NYSE Listed Company Manual). In addition, at least one audit committee member must be an audit committee financial expert within the meaning of Item 407(d)(5)) of Regulation S-K under the Exchange Act.

In addition to applying the NYSE independence tests and our independence guidelines, the board considers all relevant facts and circumstances, and considers independence from the standpoints of the director and of the person/organization affiliated with the director.

In accordance with these guidelines, our board undertook its annual review of director independence during its July 2010 meeting. During this review, our board considered transactions and relationships between each director (or any member of his or her immediate family) and the company and our consolidated subsidiaries. Our board also considered whether there were any transactions or relationships involving directors or any member of their immediate families (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). For example, the board reviewed relationships between Messrs. Bergstrom, Christianson and Dolan, who also serve on the board of directors of Peoples Educational Holdings, Inc. (NASDAQ: PEDH) together. Based on its review, our board determined that no proscribed transactions or relationships existed. Also, in connection with his appointment to our board and to our audit committee in January 2011, our board evaluated the independence of Mr. Fairfield and concluded that he satisfied all “independence” tests set forth in Section 303A.02 of the New York Stock Exchange’s Listing Company Manual and all additional independence requirements under our corporate governance guidelines. In addition, he satisfied the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and was considered financially literate, as required of all Audit Committee members under Section 303A.07 of the NYSE Listed Company Manual, and also is considered an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act. He also satisfied the other compensation committee independence tests under Section 162(m) of the Internal Revenue Code.

Our board has affirmatively determined that each of the non-employee directors who served on our board in 2010 is independent. The board has also determined that no members of the audit committee received any compensation from the company other than directors’ fees (and, in the case of Mr. Kingsbury, medical benefits) for the last three years.

Director Nominations

Our nominating and corporate governance committee is responsible for conducting searches and identifying, reviewing and evaluating candidates for election to our board. In addition to identifying their own candidates, the committee also considers candidates suggested by stockholders. If you are interested in recommending a person to serve as a director of our company at our 2012 annual meeting, you must notify the corporate secretary in writing no later than February 17, 2012. Your recommendation should include biographical information about your proposed candidate as well as the supporting information required by our bylaws and our corporate governance guidelines, including: (1) information regarding any stockholder associated with you; (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into; and (3) a description of any agreement, arrangement or understanding that your proposed candidate is a party to (or intends to become a party to) with respect to how your proposed candidate, if elected, will act or vote on any issue coming before our board or pursuant to which another person will compensate or indemnify your proposed candidate, if elected, for his or her service as our director.

The nominating and corporate governance committee will review and evaluate your proposed candidate, along with any potential candidates the committee has identified through its candidate searches. Provided that you have timely submitted your candidate in accordance with our bylaws, as amended, the committee will give appropriate consideration to your candidate as it does to our other candidates. After evaluating all the candidates, the committee will recommend candidates to our board to be included as our board’s nominees for our next annual meeting. The committee makes its recommendations based upon the director criteria described in our corporate governance guidelines. Our guidelines require that our directors possess the highest personal and professional ethics; have sufficient time to carry out their duties and responsibilities effectively; and be committed to serving on our board for an extended period of time. In addition, the nominating and corporate governance committee considers the candidate’s experience, business skills, judgment and the existence of conflicts of interest between the candidate and us. In addition, although our board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that our nominating and corporate governance committee carefully considers are the benefits to us of diversity, including gender and racial diversity, in board composition.

Our bylaws are available on the SEC’s web site (www.sec.gov) as Exhibit 3.2 to the Form 8-K filed with the SEC on December 18, 2008. Our corporate governance guidelines are available in the Corporate Governance section of our web site under Investor Relations at www.thedolancompany.com. You may also request copies of the bylaws and corporate governance guidelines by sending a written request to our corporate secretary. Please refer to “Communications with the Company and our Board” below for information about how to request information from our corporate secretary and the address for sending your candidates for consideration by our nominating and corporate governance committee.

Alternatively, if you intend to attend the annual meeting in person and would like to nominate a candidate for election by the stockholders at that meeting (in cases where our board does not intend to nominate your candidate or you have not timely requested that the nominating and corporate governance committee consider your candidate for inclusion in our board’s slate of nominees), you must comply with the procedures set forth in our bylaws and corporate governance guidelines regarding director nominations. See “Requirements for Submission of Stockholder Proposals” below for information about these procedures.

Requirements for Submission of Stockholder Proposals

If you intend to bring business appropriate for stockholder action at our 2012 annual meeting and intend to have your stockholder proposal (other than a nominee for election to our board) considered for inclusion in our proxy materials, our corporate secretary must receive your stockholder proposal no later than 5:00 p.m. central standard time, February 17, 2012. You should send your proposals by registered, certified or express mail, courier, electronic mail or other means that allow you to determine when we received the notice and/or proposal, addressed to the corporate secretary at the address set forth in “Communications with the Company and our Board” below. Your proposal must contain the information required by our bylaws, including the following information: (1) information regarding any stockholder associated with you; and (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into. In addition, you must also comply with Rule 14a-8 of the Securities Exchange Act and other applicable SEC rules regarding the inclusion of your proposal in company-sponsored proxy materials. The advance notice requirements and the procedures set forth in our bylaws are the sole and exclusive means for you to propose business to be heard at our stockholders meetings.

If you intend to present a proposal at the next annual meeting, but do not intend to have it included in our proxy materials, you still must comply with the advance notice and other requirements set forth in our bylaws. The bylaws require, among other things, that you give written notice of proposals to our corporate secretary no sooner than December 19, 2011, and no later than February 17, 2012. The written notice must contain the information required by our bylaws, including (1) information regarding any stockholder associated with you; and (2) a description of any derivative positions and other hedging transactions that you or any stockholder affiliated with you may have entered into.

If our corporate secretary receives your proposal after the deadlines set forth above, your proposal will not be acted upon at our 2012 annual meeting, and, if applicable, will not be included in our proxy materials for such meeting.

Communications with the Company and our Board

If you would like to communicate with a member of the board of directors, you may send a letter or an email to our board of directors addressed as follows:

By mail or courier:	The Dolan Company Board of Directors Attn: Corporate Secretary 222 South Ninth Street Suite 2300 Minneapolis, MN 55402

By email:	secretary@thedolancompany.com Subject Line: Communication for Board of Directors

Please include the following information in your communication to our board: (1) your address, telephone number and email address (if you have one); (2) if you are a stockholder, a statement of the type and amount of securities you own; (3) if you are not a stockholder, the nature of your interest in us; and (4) any special interest you may have in the subject matter of your communication to our board.

Our corporate secretary reviews all correspondence to our board and regularly forwards to our board a summary of correspondence or copies of correspondence that relates to the functions of our board or its committees. These matters include communications regarding governance matters or potential accounting, control or auditing concerns. Our corporate secretary will not forward other communications to our board; however, our corporate secretary may, from time to time, update the chairman of our board with a brief description of communications received, but not forwarded to our board.

To request copies of our corporate governance documents, including our committee charters, or to otherwise communicate with our corporate secretary, please send a written request to our corporate secretary at our principal executive offices, 222 South Ninth Street, Suite 2300, Minneapolis, MN 55402 or by email to secretary@thedolancompany.com.

PROPOSALS

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors, divided into three classes as follows: Class I (3 directors), Class II (2 directors) and Class III (3 directors). Members in each class are elected to serve for three-year terms.

Our Board has nominated the Class I directors, Arthur F. Kingsbury, Lauren Rich Fine and Gary H. Stern, for re-election to the board of directors to serve until the 2014 annual meeting and until their respective successors are elected and qualified, subject to their earlier death, resignation, retirement or removal. Arthur F. Kingsbury, Lauren Rich Fine and Gary H. Stern are all independent directors.

Each of Arthur F. Kingsbury, Lauren Rich Fine and Gary H. Stern have consented to his or her respective nomination in this proxy statement and each has indicated that he or she is willing to serve as a director, if elected. If any of Arthur F. Kingsbury, Lauren Rich Fine and Gary H. Stern becomes unable or declines to serve before the election at our annual meeting, the proxies may vote any shares represented by proxy that are voted in favor of Arthur F. Kingsbury, Lauren Rich Fine and Gary H. Stern for a substitute nominee the board has designated unless our board has decided to leave the director position vacant or reduce the size of our board.

Nominees for Director for Three-Year Term Ending at 2014 Annual Meeting

Class I Directors

Arthur F. Kingsbury, age 62, has served as our director since June 2008. Mr. Kingsbury has more than 36 years of business and financial experience in the media and communications sectors and is currently a private investor. His experience includes financial, senior executive and director positions at companies engaged in publishing, internet research, radio broadcasting, cable television, and cellular telephone communications. During his career he has been president and chief operating officer of VNU-USA, Inc., vice chairman and chief operating officer of BPI Communications, Inc., and chief financial officer of Affiliated Publications, Inc. Currently Mr. Kingsbury also serves on the board of HSW International, Inc. (NASDAQ: HSWI), an internet publisher and web site developer, and Solera Holdings, Inc. (NYSE: SLH), a provider of claims processing software and information for automobile insurance companies. He served as a director on the boards of then-public companies including NetRatings, Inc., a provider of web site analytics, from 2000 to 2007, and in the late 1980’s and early 1990’s, for Affiliated Publications, Inc., the former parent company of the Boston Globe, and McCaw Cellular Communications, Inc., an operator of cellular telephone systems. Mr. Kingsbury is well qualified to serve on our board because of his extensive experience in managing and leading fast-growing companies, particularly in the media and information sector.

Lauren Rich Fine, age 51, has served as our director since July 2008. Ms. Rich Fine currently is an executive search consultant at Howard & O’Brien Associates, a position she has held since November 2010. In addition, since October 2007 she has been a practitioner in residence at Kent State University’s College of Communication and Information, teaching and helping the school develop curricula to serve the changing media landscape. From 2008 to 2009, Ms. Rich Fine was director of research at ContentNext media related newsletters and conferences. From 1986 to 2007, Ms. Rich Fine was managing director at Merrill Lynch & Co. in the Economics & Securities Research Division covering the publishing, information, advertising and online industries. During her equity research career at Merrill Lynch, Ms. Rich Fine was a ranked member of the Institutional Investor All-American Research Team for 14 years, holding the number one position for 11 years. Ms. Rich Fine serves on a number of private company directorships, and is a certified financial analyst. Her experience as an analyst, her extensive industry connections, and her deep insights into comparable fast-growing companies makes her a valuable resource on our board.

Gary H. Stern, age 66, has served as our director since January 2010. Prior to joining our board, Mr. Stern served as the president and chief executive officer of the Federal Reserve Bank of Minneapolis from 1985 until his retirement in 2009. Before joining the Federal Reserve Bank of Minneapolis as its senior vice president and director of research in 1982, he was a partner in a New York-based consulting firm and, before that, spent seven years at the Federal Reserve Bank of New York. He has also served on the faculties of Columbia University, Washington University and New York University. He also serves on several private company directorships, including Financial Industry Regulatory Authority (“FINRA”), the largest independent securities regulator in the U.S., and The Depository Trust & Clearing Corporation (“DTCC”), which provides clearing, settlement and information services for equities, bonds and other instruments. Because of his rich experience leading the Federal Reserve Bank of Minneapolis and his other extensive executive experience, Mr. Stern has a unique understanding of national economic and fiscal conditions, trends and drivers that affect our businesses.

Vote Required.

A plurality of the votes of the shares represented in person or by proxy at the annual meeting and entitled to vote is required to elect a nominee for director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ARTHUR F. KINGSBURY, LAUREN RICH FINE AND GARY H. STERN AS CLASS I DIRECTORS.

Directors Continuing in Office

Class II Directors (Term ends in 2012)

Anton J. Christianson, age 58, has served as our director since July 2003, and also served as a director of our predecessor company from its inception in 1992 to July 2003. Since October 1980, Mr. Christianson has served as the chairman and managing partner of Cherry Tree Companies, a firm involved in investment management and investment banking. Affiliates of Cherry Tree Companies act as the general partner of Adam Smith Fund, LLC and Adam Smith Growth Partners, L.P. Mr. Christianson also serves as a director of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher; AmeriPride Services, Inc., a provider of customized apparel for companies; Titan Machinery, Inc. (NASDAQ: TITN), a provider of new and used farm and construction equipment; Arctic Cat, Inc. (NASDAQ:ACAT), a manufacturer of snowmobiles and related equipment; and Znomics, Inc. (NASDAQ: ZNOM), a public shell company. Mr. Christianson served as a director of Capella Education Company (NASDAQ: CPLA) from 1993 to 2006 and Fair Isaac Corporation (NYSE:FICO) from 1999 to 2009. Because Mr. Christianson has served us for more than eighteen years, he brings an extensive knowledge about our business and industry and its evolution. In addition to his perspective on our business, Mr. Christianson offers vast business experience growing and managing companies, and he offers valuable insights regarding investor relations, business and capital strategy, and corporate governance.

Bill L. Fairfield, age 64, has served as our director since January 2011. Mr. Fairfield has been chairman of DreamField Partners, a private equity capital, merchant banking, consulting and real estate family enterprise, since 2000. From 1981 to 1999, Mr. Fairfield served as president and chief executive officer, director and founder of Inacom, Corp. (then NYSE). He was a director of Sitel Corporation (then NYSE) from 1996 to 2004, and was executive vice president of Sitel Corporation from 2001 to 2004. From August 2008 to June 2010, Mr. Fairfield served as chief executive officer of InfoGroup, an industrial marketing services company, and he was a director of InfoGroup from 2005 to June 2010. Mr. Fairfield currently serves as a director of The Buckle, Inc. (NYSE:BKE), a retail clothing company. Mr. Fairfield’s varied industry experiences, his leadership experience founding, growing, and managing companies, and his knowledge of corporate governance, risk management, succession planning, strategic planning and financial and operational analysis make him a valuable director.

Class III Directors (Term ends in 2013)

John C. Bergstrom, age 50, has served as our director since July 2003, and also served as a director of our predecessor company from its inception in 1992 to July 2003. Mr. Bergstrom has served as managing partner of RiverPoint Investments, a business and financial advisory firm, since June 1995. Mr. Bergstrom is also a director of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher;

and Znomics, Inc. (OTCBB:ZNOM), a shell public company. Mr. Bergstrom served as a director of Make Music, Inc. (NASDAQ:MMUS) from 2004 to 2006. Mr. Bergstrom also serves as a director for several private companies. Because Mr. Bergstrom has served us for more than 18 years, he brings an extensive knowledge about our business and industry and its changes. In addition, he has built his career advising fast-growing companies like ours, making him a skilled adviser to us in the areas of corporate governance, executive compensation, talent management and other organizational and management matters.

James P. Dolan, age 61, has served as our president, chief executive officer and chairman of the board since July 2003, and as president, chief executive officer and chairman of the board of our predecessor company from 1992 to July 2003. From January 1989 to January 1993, Mr. Dolan served first as managing director and then executive vice president, of The Jordan Group, an investment bank specializing in media. He has previously held executive positions with Kummerfeld Associates, Inc., a media mergers and acquisitions advisory firm; News Corporation; Sun-Times Company; and Centel Corp., and also was an award-winning reporter and editor at newspapers in Texas. Mr. Dolan is currently a director of Peoples Educational Holdings, Inc. (NASDAQ: PEDH), an educational materials publisher. Through his long service to our company, both as our chief executive and as a director, Mr. Dolan is uniquely positioned to understand the opportunities and challenges that we face as a company and has in-depth knowledge about our core businesses and long-term growth strategies. In addition, he provides invaluable industry experience, operational skills, vision and values that are critical for leading our company as chief executive officer and our board as its chairman.

George Rossi, age 58, has served as our director since April 2005. Since 1985, Mr. Rossi has provided independent consulting services to Capital NDSL, Inc., a Montréal-based investment company. Mr. Rossi also regularly provides independent consulting services to Radio Nord Communications, a Montréal-based media company. From October 2000 through May 2002, Mr. Rossi served as senior vice president and chief financial officer, and from June 2002 through July 2003, as interim president, of CINAR Corporation, a Montréal-based children’s entertainment company. From January 1983 through September 2000, Mr. Rossi served as chief financial officer and treasurer of Radiomutuel, a Montréal-based public media company. Mr. Rossi currently serves as a director of Student Transportation of America (TSE: STB.UN), a provider of school bus transportation in the United States, and serves on the investment valuation committee of Investissement Desjardins, a Montréal-based fund. He previously served as a director for Spectra Premium, a manufacturer of fuel tanks (TSE: SPD) from 2005 to 2008, and as a director of two (previously) public companies: Kangaroo Media, a Montréal-based manufacturer and distributor of portable media devices (2006 to 2010); and OFI Income Fund, an Ottawa-based manufacturer and distributor of insulation materials (2005 to 2009). Mr. Rossi is a chartered accountant. Because of his diverse experiences and deep expertise, Mr. Rossi is well qualified to serve as a director and audit committee chair because he offers us an in-depth knowledge and understanding of financial and operational issues that are critical to the management of our company. In addition, Mr. Rossi’s experience with other public company boards makes him a valuable director.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), added Section 14A to the Securities and Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”), and in other related tables and disclosures in this proxy statement.

As described in our CD&A, our executive compensation policies and decisions are designed to attract, motivate and retain talented and dedicated executive officers, tie annual and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, compensate our executives at levels comparable to executives at similar companies so we remain competitive in our recruiting and retain our talent, and align the interests of our executives with the long-term interests of our stockholders.

To achieve these objectives, the compensation committee has designed and implemented an executive compensation program for executive officers consisting of a mix of the following items:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as each executive’s individual performance;

•	We emphasize long-term compensation equity awards (both stock options and restricted stock) with a four-year vesting period to further emphasize long-term performance and executive officer commitment;

•	Our annual incentive plan incorporates financial and strategic performance metrics in order to balance risk with the incentives to drive our initiatives; in addition, the annual cash incentive program has a cap of two times the target cash incentive to further manage risk and the possibility of excessive payments;

•	We have a thorough compensation risk assessment process to determine that our incentive compensation programs are not reasonably likely to create a material risk to the company;

•	We have executive stock ownership guidelines, which along with the design of the long-term incentive equity awards, drive long-term executive stock ownership;

•	Our change-in-control plan pays out only upon a change-in-control termination (i.e. a “double trigger”) and was revised in January 2011 such that it now does not permit the payment of tax gross-ups by the company; and

•	The compensation committee regularly engages third-party consultants to compile and analyze peer group information and assist in making decisions about executive compensation, equity-based and other incentive compensation plans, and other compensation-related matters.

This advisory vote gives our stockholders the opportunity to express their views on the company’s executive officer compensation. Because your vote is advisory, it will not be binding upon the company, the compensation committee, or our board. Our board of directors and our compensation committee value the opinions of our stockholders and will consider the vote when addressing executive officer compensation in the future. As a result, we are presenting this proposal, which gives you as a stockholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, That the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosures.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE TO APPROVE OUR EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Act) also requires that we provide our stockholders with the opportunity to vote, on an advisory (non-binding) basis, as to whether the non-binding advisory vote on our executive officer compensation should occur every one, two, or three years. Because your vote is advisory, it will not be binding upon the company, the compensation committee or the board. However, the board will take into account the outcome of the vote when deciding the frequency of the non-binding advisory vote on our executive officer compensation in the future.

After careful consideration, our board has determined that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting on the resolution set forth below. While we believe our recommendation that an advisory vote on executive compensation every year is appropriate at this time, we may determine that a different frequency is appropriate, either in response to the vote of our stockholders on this proposal or for other reasons.

RESOLVED, That the Company’s stockholders determine, on an advisory basis, whether the preferred frequency with which to hold a non-binding stockholder vote on the compensation of the named executive officers, as set forth in the Company’s proxy statement, should be every year; every two years; or every three years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ANNUAL OPTION AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed McGladrey & Pullen, LLP, certified public accountants and independent registered public accounting firm, as The Dolan Company’s independent registered public accounting firm for the year ending December 31, 2011. Our audit committee has engaged McGladrey & Pullen, LLP as our independent registered accounting firm since 2003. Although it is not required by our audit committee’s charter or Delaware law, the audit committee is submitting the selection of McGladrey & Pullen, LLP for stockholders’ ratification at the annual meeting because we believe it is a good corporate practice. If the stockholders do not ratify the committee’s selection of McGladrey & Pullen, LLP, the committee will reconsider its decision, but will not be required to change its decision to appoint McGladrey & Pullen, LLP as the company’s independent registered public accounting firm. Even if our stockholders ratify this appointment, our audit committee may change this appointment at any time during the year if it determines that a change would be in our or our stockholders’ best interests.

We expect representatives of McGladrey & Pullen, LLP to be present at the annual meeting. They will have an opportunity to make a statement to the stockholders if they desire, and you will have an opportunity to ask them appropriate questions.

Vote Required.

The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for ratification of the audit committee’s appointment of McGladrey & Pullen, LLP, as our independent registered public accounting firm for 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF MCGLADREY & PULLEN, LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors of The Dolan Company has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2010, with the company’s management, which has primary responsibility for the financial statements. The committee has discussed with the company’s independent registered public accounting firm, McGladrey & Pullen, LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. Further, the committee has received the written disclosures and the letter from the company’s independent registered public accounting firm required by Rule 3526 of the Public Accounting Oversight Board “Communication with Audit Committees Concerning Independence,” and the committee has discussed with McGladrey & Pullen, LLP, the company’s registered public accounting firm, that firm’s independence.

Based upon the review and discussions described above, the audit committee recommended to the board of directors that the company’s audited consolidated financial statements be included in its annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Submitted by the Audit Committee

George Rossi, chair
Bill L. Fairfield
Arthur F. Kingsbury

AUDIT COMMITTEE MATTERS

Fees of the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by McGladrey & Pullen, LLP for the audit of our consolidated financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by McGladrey & Pullen, LLP during those periods.

Audit and Non-Audit Fees

	2010	2009
	($ in thousands)

Audit Fees: (1)	$711	$720
Audit Related Fees: (2)	25	80
Tax Fees: (3)	—	—
All Other Fees:	—	—

Total:	736	$800

(1)	Audit fees are fees billed for professional services for the audit of our annual financial statements and the audit of our internal controls over financial reporting. Audit fees also include fees billed for professional services for the review of our financial statements included in our quarterly reports on Form 10-Q.

(2)	This category relates to all fees for assurance and related services that are reasonably related to the performance of our audit, including audits of acquisition targets.

(3)	McGladrey & Pullen, LLP does not provide tax compliance, tax advice, tax planning or other tax related services to us.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

As described earlier in this proxy statement, our audit committee is responsible for appointing and overseeing the work of McGladrey & Pullen, LLP, our independent registered public accounting firm, and has established the following procedures for the pre-approval of all audit, audit-related, and other permissible services that McGladrey & Pullen, LLP provides to us. At this time, McGladrey & Pullen, LLP does not provide any tax services to us.

During the first quarter of each fiscal year, the committee determines the type of audit, audit-related, and other permissible services that it expects McGladrey & Pullen, LLP will provide to us during that year. McGladrey & Pullen, LLP then provides the audit committee with detailed information regarding the specific services in those categories and the proposed fee structure for the fiscal year. After reviewing the information McGladrey & Pullen, LLP provides, the committee will pre-approve those services up to a specific fee level for that fiscal year. All other services that McGladrey & Pullen, LLP expects to provide or that exceed the pre-approved fee level require separate pre-approval from the committee. McGladrey & Pullen, LLP and our chief financial officer, Ms. Duncomb, submit joint requests to our audit committee for approval of services requiring the separate pre-approval of our audit committee. These requests include a joint statement, describing whether, in their view, the request is consistent with the SEC’s rules on auditor independence.

The policy authorizes our audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services. During the year ended December 31, 2010, and for the fiscal year 2011, our audit committee has delegated its pre-approval authority to its chair, Mr. Rossi. He must report any pre-approval decisions to the audit committee at its next scheduled meeting.

Our audit committee pre-approved all audit and permissible non-audit related services that McGladrey & Pullen, LLP provided to us during the year ended December 31, 2010, in accordance with this pre-approval policy. You may request a copy of our audit committee’s pre-approval policy by writing to our corporate secretary. See “Communications with the Company and our Board” in this proxy statement for our corporate secretary’s mailing and email addresses.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their age as of the date of this proxy statement.

Name	Age	Position

James P. Dolan	61	Chairman of the Board, Chief Executive Officer and President
Vicki J. Duncomb	54	Vice President, Chief Financial Officer and Corporate Secretary
Scott J. Pollei	50	Executive Vice President and Chief Operating Officer
David A. Trott	50	Chairman and Chief Executive Officer, National Default Exchange
Renee L. Jackson	44	Vice President and General Counsel
Mark W.C. Stodder	51	Executive Vice President, Business Information

You should refer to “Class III Directors (Term ends in 2013)” earlier in this proxy statement for biographical information about our chairman, chief executive officer and president, James P. Dolan. Biographical information for our other executive officers follows.

Vicki J. Duncomb has served as our vice president and chief financial officer since August 2009. Prior to serving in this capacity, she served as our vice president, finance from July 2006 until August 2009. She has also served as our corporate secretary since April 2007. From February 2000 through March 2006, Ms. Duncomb served as the director of finance and operations for The McGraw-Hill Companies Healthcare Information Group, a Minnesota-based educational and professional healthcare information provider.

Scott J. Pollei has served as our executive vice president and chief operating officer since August 2009 and as our executive vice president and chief financial officer from December 2001 to August 2009. From January 1994 to December 2001, Mr. Pollei served as our vice president of finance. Before 1994, Mr. Pollei was a senior manager at KPMG LLP. Mr. Pollei is an inactive certified public accountant. Mr. Pollei is on the board of directors of Habitat for Humanity of Minnesota and Catholic Charities of St. Paul and Minneapolis.

David A. Trott has served as chairman and chief executive officer of National Default Exchange (“NDeX”) since September 2008, and as president from March 2006 to September 2008. In addition, Mr. Trott has served as president and managing attorney of Trott & Trott, P.C., a law firm, since January 1994, of which he is the majority shareholder. In addition, he has served as chairman and CEO of Attorneys Title Agency, LLC, a title services agency, since February 2009, and served as president from 2002 to 2009. He has served on the Board of Managers of Detroit Legal News Publishing, LLC, one of Michigan’s largest legal newspaper companies, since November 2005. Mr. Trott has also previously served as president of the U.S. Foreclosure Network, one of the largest organizations of foreclosure attorneys in the United States, and as president of the Default Title Division at First American Financial (NYSE: FAF). He currently serves on the University of Michigan Advisory Board, the On My Own Advisory Board, the Detroit Country Day School Board of Trustees, The Community House Board of Directors and the Karmanos Cancer Institute Board of Directors.

Renee L. Jackson has served as our vice president and general counsel since July 2010. From April 2005 to July 2010, Ms. Jackson was vice president and associate general counsel for Fair Isaac Corporation (NYSE: FICO) a leader in decision analytics and software. Before taking that position, she was a partner with the law firm of Fulbright & Jaworski LLP, where she served the Minneapolis office as the administrative partner and litigation department chair. Ms. Jackson was previously a partner with the law firm of Larkin, Hoffman, Daly & Lindgren, and she began her legal career at the law firm of Dorsey & Whitney LLP in 1991. She is a frequent speaker on a variety of legal topics.

Mark W.C. Stodder has served as our executive vice president, business information since February 2005. Prior to serving in this capacity, Mr. Stodder served as our vice president, newspapers, from January 2004 to February 2005; as our chair of the Circulation Marketing Board from May 2001 to January 2004; and as our vice president and publisher of the Daily Reporter Publishing Company in Milwaukee from March 1994 to January 2004. Prior to joining The Dolan Company, Mr. Stodder held news reporting, editing and executive positions with community newspapers in Los Angeles and Colorado. Mr. Stodder is active in a number of newspaper, media and legislative associations. He is on the board of directors of Detroit Legal News Publishing, BringMeTheNews.com, the National Newspaper Association, and the Student Press Law Center, and he is president of the Public Notice Resource Center, a non-profit foundation which tracks and studies public notice legislation across the country. He is a past president of American Court and Commercial Newspapers, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation committee of our board of directors (for purposes of this compensation discussion and analysis: “the committee”) has responsibility for establishing, implementing and administering our executive compensation program. In this section, we discuss certain aspects of our executive compensation program as it relates to James P. Dolan, our chairman, chief executive officer and president; Vicki J. Duncomb, our vice president and chief financial officer; and our three other most highly compensated executive officers in 2010: Scott J. Pollei, our executive vice president and chief operating officer; David A. Trott, the chairman and chief executive officer of NDeX; and Renee L. Jackson, who was appointed our vice president and general counsel on July 12, 2010. We refer to these individuals as our “named executive officers.”

Compensation Philosophy and Objectives

The committee’s primary objectives with respect to executive compensation are to (1) attract, motivate and retain talented and dedicated executive officers, (2) tie annual and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, (3) compensate our executives at levels comparable to executives at similar companies to remain competitive in our recruiting and to retain our talent, and (4) align the interests of our executives with the long-term interests of our stockholders. To achieve these objectives, the committee has designed and implemented an executive compensation program for the named executive officers consisting of a mix of the following items:

•	base salary;

•	performance-based short-term cash incentive compensation;

•	long-term equity incentive compensation;

•	perquisites and other benefits; and

•	severance and change-in-control benefits.

The relative mix of compensation for the three primary components (base salary, performance-based short-term cash incentive and long-term equity incentive) for our named executive officers other than Ms. Jackson based on compensation paid in 2010 is set forth in the charts below. We have also presented the targeted 2010 compensation mix for each named executive officer for comparison purposes.

The compensation paid to Ms. Jackson in 2010 was determined through the negotiation of her employment agreement. The agreement established Ms. Jackson’s base salary, cash incentive compensation and equity grants for 2010 as discussed in the remainder of this “Compensation Discussion and Analysis” and disclosed in the tables that follow. In establishing these terms, our compensation committee considered the attributes Ms. Jackson would bring to the newly created position of vice president and general counsel in the context of the competitive marketplace for executive talent.

Compensation Consultant

Our compensation committee has engaged a compensation consulting firm, Meridian Compensation Partners, LLC and its predecessor Hewitt Associates (together “Meridian”) during the past few years to assist the committee in benchmarking and designing executive compensation. In 2006, 2008 and 2010, Meridian, in consultation with the committee, developed appropriate peer groups for compensation purposes composed of companies with similar revenues and in industries in which we believe we compete for executive talent. The peer group analysis done in late 2008 was used in connection with setting executive compensation for 2010. The committee intends to continue to use compensation consultants to assist it in ensuring that the company’s compensation plans are consistent with our strategic goals, our financial goals, and our stockholders’ interests.

Peer Study

The committee used the peer study analysis Meridian provided to it in late 2008 in connection with establishing our 2010 compensation packages for our executive officers (except for Ms. Jackson, whose compensation package was established through the negotiation of her employment agreement as described above). These peer companies were developed by Meridian in consultation with the committee, and consisted of public companies generally in the business information, business process outsourcing, business services or publishing industries. This peer group analysis was used with other factors in establishing our executive compensation programs for 2010. The final total target compensation packages for 2010 were within 10% of the 50th percentile of the compensation packages for similarly situated executive officers at our peer companies. The 2008 peer study consisted of the peer group companies reflected on the chart below, which were chosen because their annual revenues are comparable to ours and they generally operate in the business information, business process outsourcing, business services or publishing industries. As shown, these 20 companies ranged in size from $83 million to $749 million in revenues, with a mean and median revenue size of $300 million and $206 million, respectively, as compared to our 2009 and 2010 annual revenues of $263 million and $311 million respectively. The peer group studies typically examine the stockholder meeting proxy information, which for the 2008 study was generally from the 2008 annual stockholders meeting and therefore included 2007 fiscal year compensation information for each of the peer companies.

		Revenues
Peer Company	Industry (as defined by Hewitt & Associates)	(In millions) (1)

Advent Software, Inc.	Bank office software	$240
Amrep Corporation	Publication services	166
Bottomline Technologies, Inc.	Payment processing	131
Concur Technologies, Inc.	Business spend processing	194
Corporate Executive Board, Co.	Business research services	557
Costar Group, Inc.	Real estate information services	206
Courier Corp.	Book publisher	285
Cybersource Corp.	E-payment services	181
Digital River, Inc.	Online sale services	381
Epiq Systems, Inc.	Legal technology systems	203
Factset Research Systems Inc.	Financial information services	551
InfoGroup, Inc.	Database services	749
Interactive Data Corp.	Financial information and analytics	725
Marchex Inc.	Online advertising services	145
Morningstar, Inc.	Investment research information	487
NIC, Inc.	Internet services for governments	94
Online Resources Corp.	Payment services	149
Primedia, Inc.	Real estate publishing	314
SkillSoft Public Limited Company	E-learning for employers	317
Value Line	Investment publications	83
Webmedia Brands Inc. (formerly Jupiter Media Corp.)	Online business information	140

Mean of Peer Companies		$300
Median of Peer Companies		$206
The Dolan Company total 2009 revenues		$263
The Dolan Company total 2010 revenues		$311

(1)	The revenues for each of our peer companies was calculated using information from the four quarters that were publicly available for each company when the Meridian’s peer study was issued to our compensation committee in October 2008.

In arriving at its 2010 executive compensation programs, the committee carefully considered Meridian’s analyses of the peer group compensation information, as well as other factors. While it carefully considers the peer group compensation information included in the Meridian analyses, the committee does not require that the total compensation packages for our named executive officers fall within any specific range of this peer group compensation data. The compensation data in the Meridian analyses are just one factor the committee considers when establishing compensation packages for our named executive officers. The committee also considers the results of its performance evaluation of the named executive officers, along with other individual, corporate, and marketplace factors in setting total compensation packages. In general, the committee intends to establish total compensation packages for our named executive officers near the 50th percentile level for total compensation paid to executives in similar positions and with similar responsibilities at companies in our peer group. In particular, the allocation proportion of total compensation for each named executive officer among base salary, short-term cash incentive, long-term equity-based incentive and other non-cash benefit components was based, in part, on a review of the results of the Meridian study, with the objective of providing a significant portion of total compensation in the form of performance-based compensation.

The committee used a peer study analysis Meridian provided to it in late 2010 in connection with establishing our 2011 compensation packages for our executive officers. The list of peer group companies used in the most recent study was adjusted from that used in the 2008 study to reflect changes in our company’s current mix of business and changes in the status of certain of the companies in the 2008 study.

Compensation Components

Base Salary

Base salary is intended to reflect the executive’s skill level, knowledge base and performance record, and takes into account competitive market compensation paid by companies in our peer group for similar positions. The committee reviews the base salaries of our named executive officers on an annual basis, and adjusts base salaries from time to time to realign salaries with market levels, taking into account individual responsibilities, performance and experience, and to comply with the requirements in any applicable employment agreements. The committee approves the base salary of our president and chief executive officer, and, with input from our chief executive officer, the base salary for each executive officer below the chief executive officer level.

For the year ended December 31, 2010, the committee established base salaries for each of the named executive officers other than Ms. Jackson based on a combination of the Meridian study information, individual performance evaluations, changes in the cost of living in the area where the executive resides, as well as any requirements of employment agreements between us and the executives. The committee also noted that, other than the increases in connection with the August 2009 promotions of Ms. Duncomb and Mr. Pollei, it had not awarded any increases in base salaries to the named executive officers in 2009. (This was consistent with the company’s overall decision to maintain 2008 salary levels in 2009 due to the general economic environment. To effectuate this salary freeze for 2009, Messrs. Dolan, Pollei and Stodder executed waivers of the automatic salary increase provisions of their employment agreements.) The committee further noted that a part of the consideration for determining Mr. Trott’s base salary level is the fact that he splits his time between NDeX and his law firm, Trott & Trott. For 2010, the increase in base salaries for our named executive officers ranged between 3 and 11 percent to meet the committee’s overall goal of compensating our named executive officers similar to the executive officers of our peer companies, as well as providing compensation packages that, in the committee’s judgment, were appropriate given the competitive market for talent. Based upon the 2008 peer group analysis, as adjusted for changes in the cost of living, the total target compensation packages for 2010 were each within 10% of the 50th percentile of the compensation packages for similarly situated executive officers at our peer companies. The committee also noted that the employment agreements for the named executive officers, except in the case of Mr. Trott, require a minimum increase each year at a rate based on a change in the consumer price index specified in the employment agreements. See “Executive Compensation — Employment Agreements” for further information regarding the matters set forth above.

In January 2011, taking into consideration all of the same factors noted in the previous paragraph and the 2010 peer study described above, and focusing on the need to contain costs to protect shareholder value, the committee established base salaries for each of the named executives for the year ending December 31, 2011, as follows:

			Percent
	2010 Base	2011 Base	Change
Executive Officer	Salary	Salary	(2010 to 2011)

James P. Dolan	$527,000	$540,000	2.5%
Vicki J. Duncomb	250,000	265,000	6.0%
Scott J. Pollei	317,000	325,000	2.5%
David A. Trott	277,000	283,000	2.2%
Renee L. Jackson	250,000	256,000	2.4%

Performance-Based Short-Term Cash Incentives

Under our 2007 incentive compensation plan, which includes a short-term cash incentive program, we provide annual short-term cash incentives to our named executive officers. Annually, the committee establishes the target cash incentive for each named executive officer as a targeted percentage of base salary. In addition, the committee scales performance based on achieving results above or below targeted performance-metric levels. This provides the named executive officers with an opportunity to earn more or less than the targeted incentive amount. The maximum payout of this cash incentive is capped at two times the target cash incentive. Ms. Jackson’s employment agreement provided a pre-determined cash incentive amount of $125,000 for 2010.

The table below provides the threshold cash incentive, the target cash incentive, and the maximum cash incentive that could have been earned, as well as the actual cash incentive earned, for each named executive officer in 2010.

								Actual
		Threshold				Maximum		Cash
	2010	Cash		Target Cash		Cash		Incentive
Name	Base Salary	Incentive		Incentive		Incentive		Earned

James P. Dolan	$527,000	$—	(1)	$316,200	(2)	$632,400	(3)	$260,959	(4)
Vicki J. Duncomb	250,000	—	(1)	125,000	(2)	250,000	(3)	103,162	(4)
Scott J. Pollei	317,000	—	(1)	190,200	(2)	380,400	(3)	156,972	(4)
David A. Trott	277,000	—	(1)	138,500	(2)	277,000	(3)	96,587	(4)
Renee L. Jackson	250,000	125,000		125,000		125,000		125,000

(1)	The named executive officers are not entitled to receive any portion of their cash incentive if the actual performance metrics are less than or equal to 80% of the performance targets established by the compensation committee.

(2)	The named executive officers are entitled to the target cash incentive if the actual performance metrics are equal to 100% of the performance targets established by the compensation committee. For achievement of between 80% and 100% of performance targets, a pro rata share of the target level incentive is paid.

(3)	The named executive officers are entitled to the maximum cash incentive if the actual performance is 150% of the performance targets established by the compensation committee. For achievement of between 100% and 150% of targets, a pro rata share of the difference between the maximum and the target incentive is paid.

(4)	Reflects the actual amounts earned by each named executive officer in connection with the achievement of the performance targets.

The committee sets the performance targets, which our named executive officers must achieve to earn a short-term cash incentive payment. Under the 2007 incentive compensation plan, the committee retains the discretion to adjust its determinations of the degree to which the pre-established performance targets were attained to ensure that the short-term cash incentive payments reflect the performance of the company, division or subsidiary, as applicable, and the impact of management on such performance. The committee will not exercise its discretion in a manner that would increase the size of the short-term cash incentive payment if it intends the award to satisfy the conditions of Section 162(m) of the Code.

In each case, the performance targets, as established by the committee for 2010 for the named executive officers other than Ms. Jackson, consisted of a combination of cash earnings per diluted share, adjusted

EBITDA for The Dolan Company, adjusted EBITDA for NDeX, or other metrics. The relative weight of each performance target as it relates to the named executive officer is set forth in the following table:

		Adjusted
	Cash	EBITDA for	Adjusted	Material
	Earnings Per	The Dolan	EBITDA for	Geographic
Name	Diluted Share	Company	NDeX	Expansion (1)

James P. Dolan	50%	50%	—	—
Vicki J. Duncomb	50%	50%	—	—
Scott J. Pollei	50%	50%	—	—
David A. Trott	25%	—	50%	25%

(1)	“Material Geographic Expansion” meant providing mortgage default processing services in states where NDeX did not provide these services at December 31, 2009. The compensation committee, with advice from our chief executive officer and chief operating officer, determined whether a geographic expansion at NDeX was material.

We define cash earnings as net income attributable to The Dolan Company before (1) non-cash interest income or expense related to the change in fair value of our interest rate swaps; (2) non-cash compensation expense; (3) fair value adjustments on earnouts recorded in connection with acquisitions; (4) amortization of intangibles, including the DLNP intangible; (5) non-recurring items of income or expense; and (6) an adjustment to income tax expense related to the reconciling items at the effective tax rate. We define cash earnings per diluted share as cash earnings divided by the weighted average number of diluted common shares outstanding over the period measured. We define adjusted EBITDA for The Dolan Company as net income (loss) attributable to The Dolan Company (1) before (a) non-cash interest expense related to redeemable preferred stock; (b) interest expense, net; (c) income tax expense; (d) depreciation and amortization (including the amortization of the DLNP intangible); (e) non-cash compensation expense; (f) fair value adjustments on earnouts recorded in connection with acquisitions; (g) noncontrolling interest, and (h) non-recurring income and/or expense, if applicable; and (2) after cash distributions paid to holders of noncontrolling interest. We calculate adjusted EBITDA for NDeX in the same manner as we calculate adjusted EBITDA for The Dolan Company, except as follows: (1) we start from net income attributable to NDeX and only add back that portion of each reconciling item that is attributable to our NDeX operation; and (2) we do not add back the amortization expense for our DLNP intangible as it is not attributable to our NDeX operation.

The committee believes that cash earnings per diluted share and adjusted EBITDA are more appropriate measures than earnings per share and other similar GAAP financial metrics, as well as EBITDA, because they are the same primary metrics being used by our management and board of directors to evaluate our financial performance. The committee believes that the combination of increased interest expense and amortization expense renders our accounting profits or losses less meaningful as a measure of success of our business operations than EBITDA or adjusted EBITDA, which the committee believes also serve as a proxy for operational cash flow. We have grown in large part through acquisitions, many of which were financed with debt. These acquisitions have generally resulted in relatively significant levels of interest expense due to increased debt service obligations and amortization expense due to the amortization of acquired finite-lived intangibles. The committee expects that we will continue to identify and evaluate potential acquisition opportunities and, accordingly, the committee and our board of directors has established a regular process for amending adjusted EBITDA targets during the fiscal year to account for acquisitions. The committee believes that the combination of amortization expense and certain other non-cash charges related to interest rate swaps renders our accounting earnings per share less meaningful as a measure of success of our business operations than cash earnings per diluted share.

The performance targets for the metrics set forth above, along with the actual performance metrics, as adjusted by the compensation committee, where applicable, is set forth in the table below (in thousands, except per share amounts and percentages).

	2010 Target, for	2010 Results,	Percentage
	Performance	for Performance	OverPerformance/
Performance Metric	Metric	Metric	UnderPerformance (1)

Cash earnings per diluted share	$1.54	$1.49	97%
Adjusted EBITDA for The Dolan Company	96,444	92,836	96%
Adjusted EBITDA for NDeX	63,620	56,952	90%

(1)	For purposes of this table, “overperformance” means any percentage over 100% and “underperformance” means any percentage under 100%.

We developed our target cash earnings per diluted share and adjusted EBITDA goals as a company and for NDeX and other divisions during our annual financial planning process, when we assess our operations, the markets we serve and our competitors, and formulate internal financial projections. Our cash earnings per diluted share and adjusted EBITDA targets for 2010 were established based on a careful examination of the prospects for the business. The committee’s general objective is to set performance targets such that it is equally likely that actual results for each performance metric will exceed the performance target or fall short of the target. We further note that we paid our named executive officers at below the targets in 2010. For more information about earned payouts to the named executive officers under our short-term incentive performance plan, please refer to the “Summary Compensation Table” and other tables in this proxy statement under “Executive Compensation.”

For 2011, the committee has established the target short-term incentive payouts for each of the named executive officers as follows:

		Threshold		Maximum
	2011	Cash	Target Cash	Cash
Name	Base Salary	Incentive	Incentive	Incentive

James P. Dolan	$540,000	$—	$324,000	$648,000
Vicki J. Duncomb	265,000	—	132,500	265,000
Scott J. Pollei	325,000	—	195,000	390,000
David A. Trott	283,000	—	141,500	283,000
Renee L. Jackson (1)	256,000	—	128,000	256,000

(1)	Ms. Jackson’s employment agreement established that her target cash incentive amount for 2011 would equal 50% of her annual base salary.

As in 2010, in 2011 executive officers will be entitled to short-term cash incentives based on achievement of targeted performance metrics, with scaling for under-performance or over-performance of the target and with a threshold level of payment beginning at performance above 80% of the target. In 2011, short-term cash incentive payments for Messrs. Dolan and Pollei will be based on the achievement of the same performance metrics, with the same relative weightings, as were used for the short-term cash incentive program in 2010. In 2011, short-term cash incentive payments for Ms. Duncomb and Ms. Jackson will be based on the achievement of a cash earnings per diluted share target (weighted 35%), an adjusted EBITDA for The Dolan Company target (weighted 35%) and individual performance objectives (weighted 30%). Ms. Duncomb’s individual performance objectives will be based on organizational and strategic initiatives, including balance sheet and cost management, and building greater corporate capabilities in financial areas. Ms. Jackson’s individual performance objectives will be based on organizational and strategic initiatives, including risk and asset management, corporate governance, and litigation management. Mr. Trott’s short-term cash incentive payments for 2011 will be based on the achievement of a cash earnings per diluted share target (weighted 20%), an adjusted EBITDA target for NDeX (weighted 50%) and individual performance objectives (weighted 30%). His individual performance objectives will be based on organizational and strategic initiatives focused on enhancing NDeX’s processes and integrating NDeX’s multi-state operations.

Long-Term Equity Incentive Compensation

The committee believes that long-term company performance will be improved through the development of an ownership culture that includes the use of stock-based awards as a part of our executive compensation program. Our incentive plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock awards to our executive officers, employees, consultants and non-employee board members.

After consultation with Meridian, the committee has determined that equity awards under our 2007 Incentive Compensation Plan should be made on an annual basis using a formula that provides for aggregate awards with an economic value equal to a designated percentage of each named executive officer’s base salary. The economic value of an award is calculated based on certain assumptions determined by the compensation committee to be appropriate for compensation purposes, which may or may not be consistent with valuations determined for accounting purposes. In particular, the committee utilizes a value of its common stock based on a weighted average trading price for a period of time, while for accounting purposes the valuation of stock and options granted for compensation purposes is based exclusively on the value of stock as traded on the single date of the issuance of the stock or options, as reflected in the Summary Compensation Table. In addition, certain assumptions utilized in the Black-Scholes model for determining the value of stock options for compensation purposes are not the same as the assumptions used in the accounting version of that calculation.

For 2010, the committee issued long-term equity awards to each named executive officer, having a targeted economic value of 110% of base salary for Mr. Dolan, 85% of base salary for Mr. Pollei, and 75% of base salary for Mr. Trott and Ms. Duncomb. For 2010, the committee allowed each of the named executive officers to elect whether they would prefer to receive that targeted economic value in the form of stock options or a mix of 50% stock options and 50% restricted stock. Messrs. Pollei and Trott and Ms. Duncomb elected to take both options and restricted stock. The committee believes it is advantageous to provide executive officers with such an election, as this can enhance the perceived value of the award to that officer. These grants were issued on May 26, 2010, to each of the named executive officers other than Ms. Jackson in the amounts and components set forth in the table below.

	Restricted
	Stock Grants	Stock Options

James P. Dolan	—	81,879
Vicki. J. Duncomb	8,103	13,242
Scott J. Pollei	11,644	19,029
David A. Trott	8,978	14,672

The restricted stock and stock options we granted to the named executive officers listed above vest in four equal annual installments beginning on May 26, 2011. The stock options have an exercise price of $12.23 and have a term of seven years.

Under the terms of her employment agreement, Ms. Jackson received 18,103 shares of restricted stock and stock options covering 13,242 shares shortly after the commencement of her employment in July 2010. The stock options and 8,103 of the restricted shares vest in four equal annual installments beginning on May 26, 2011; the remaining 10,000 restricted shares will vest on June 30, 2011. The stock options have an exercise price of $10.92 and terminate on May 26, 2017. See the “Summary Compensation Table” for more information about the stock options granted to our named executive officers under this plan in 2010.

For 2011, the committee set the targeted economic value for the long term equity to be awarded to each of the named executives at 110% of base salary for Mr. Dolan, 85% of base salary for Mr. Pollei, and 75% of base salary for Mr. Trott, and Mses. Duncomb and Jackson. The committee will continue to evaluate this targeted economic value for each named executive officer on an annual basis. The committee again will allow the named executive officers to elect whether they would prefer long-term equity compensation in the form of stock options or a mix of stock options and restricted stock.

Perquisites and Other Benefits

We provide our named executive officers with various perquisites and other personal benefits that are described in “All Other Compensation” column to the “Summary Compensation Table.” The committee does not consider these benefits and perquisites when working to establish total compensation at or near the 50th percentile level of executives at companies in our competitive peer group. However, the committee believes that it has taken a conservative approach to other elements of its compensation program relative to companies similarly situated to us.

2011 Compensation Plan

The graphs below set forth the 2011 target compensation mix (exclusive of perquisites, severance payments and other benefits) for each of the named executive officers.

Severance Arrangements and Change in Control Plan

Severance Benefits.  The committee believes that severance arrangements for our named executive officers will allow us to continue to attract, motivate and retain the best possible executive talent in a marketplace where such protections are commonly offered. In particular, severance benefits provide additional security to the named executive officer if he or she is unexpectedly terminated by us for reasons other than cause. We believe that providing such a benefit is important in attracting and retaining qualified executives. Accordingly, our employment agreements with each named executive officer contain severance arrangements pursuant to which each such executive officer will receive severance benefits if his or her employment with us is terminated by us without cause or, with respect to the named executive officers, except Mr. Trott, if such named executive officer terminates his or her employment with us for good reason. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for further information regarding these severance benefits.

Change in Control Plan.  In January 2011, our board of directors, upon the recommendation of the committee, adopted an Amended and Restated Executive Change in Control Plan (“Amended Plan”), which replaces the Executive Change in Control Plan adopted in 2007 and amended in 2008. The Amended Plan eliminates any gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change in control. The Amended Plan also increased the multiplier for employees in grade one to two and one-half times base salary plus annual target short-term incentive amounts for the year in which the change in control occurs. Prior to the amendment, the multiplier for grade one was two. Each of the executive level officers (other than Mr. Trott) is in grade one. The Amended Plan did not increase the multiplier for key employees who are in grade two, which remains at one times base salary plus annual target short-term incentive amounts for the year in which the change in control occurs. The Amended Plan provides each of the named executive officers (other than Mr. Trott) with certain severance benefits in the event of termination of employment in connection with a qualified change in control event. The committee believes that this Amended Plan will provide continuity and focus for these named executive officers in the event of an actual or threatened change in control. The committee also believes that implementing the Amended Plan benefits our stockholders and reduces potential expenses, while continuing to provide competitive income security and incentives for the named executive officers to devote the time and energy necessary to complete any potential change in control transaction that may be in the best interest of our stockholders. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for further information regarding these change in control benefits.

Policies Related to Equity Compensation

Stock Ownership Guidelines

Consistent with the committee’s executive pay philosophy, the board of directors adopted stock ownership guidelines in 2010. These guidelines require that all of our executive officers own shares of our common stock, and establish a targeted level of stockholder ownership with a value equal to the ownership multiple set forth in the table below.

Executive	Stock Ownership Multiple

Chief Executive Officer	300% of base salary
Chief Operating Officer	200% of base salary
Other executive officers	100% of base salary

The phase-in provision of our guidelines require each of our named executive officers (except Ms. Jackson), to own common stock, having a value equal to the target level set forth for each measurement date below:

January 1, 2010	January 1, 2011	January 1, 2012	January 1, 2013	January 1, 2014

20% of Target Level	40% of Target Level	60% of Target Level	80% of Target Level	100% of Target Level

For purposes of this table, “target level” means the named executive officer’s stock ownership multiple, using base salary for that calendar year. So, for example, for our named executive officers (except Ms. Jackson), to fully comply with our ownership guidelines on January 1, 2014, such named executive officers would need to own common stock, having a value equal to their respective stock ownership multiple, using their base salary for 2014. For Ms. Jackson, who was appointed in July 2010, and for each executive officer appointed in the future, the five-year phase-in period will begin on the January 1 following her first full year as an executive officer. For purposes of satisfying these guidelines, the executive officers may use stock they own directly or for which they have investment and/or voting control and shares of restricted stock that we may grant to them in connection with their service as officers. As of the date of this proxy statement, each executive officer has met the second year phase-in requirement of holding 40% of the targeted number of shares of our common stock (including Ms. Jackson, whose phase-in period begins on January 1, 2012).

Our non-employee directors are also subject to stock ownership guidelines. You should refer to “Board Committees and Committee Membership — Stock Ownership Guidelines” for information about how these guidelines affect our non-employee directors.

Hedging Prohibition

As part of our policy on insider trading, our executives and directors are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities and engaging in hedging transactions involving our securities.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

We generally intend for our executive compensation program to comply with Section 162(m) and Section 409A of the Internal Revenue Code. The committee currently intends for all compensation paid to the named executive officers to be tax deductible to us pursuant to Section 162(m) of the Code. Section 162(m) provides that compensation paid to certain named executive officers, in excess of $1,000,000 cannot be deducted by us for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of independent directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders. In the future the committee may determine to provide compensation, or to adopt a compensation program, that does not satisfy the conditions of Section 162(m) if, in its judgment, after considering the additional costs of not satisfying Section 162(m), such compensation or program is appropriate. During the year ended December 31, 2010, none of our named executive officers received non-performance based compensation in excess of the Section 162(m) tax deduction limit.

Section 409A of the Code addresses certain nonqualified deferred compensation benefits payable to our executives and provides that, if such benefits do not comply with Section 409A, they will be taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, our executives would be subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Risk Assessment

In the first quarter of 2011, the committee reviewed the company’s compensation policies and practices for executive and management employees who, in the committee’s judgment, had positions with us where their compensation plans could potentially raise material risks to us if we did not design their plans appropriately. These employees included all of our named executive officers, as well as certain highly-compensated management employees in both of our divisions. In selecting the compensation plans of these employees, the committee considered a number of factors, including whether the employee had the ability to direct strategic and operational decisions for a significant operating unit or multiple operating units of the business.

The committee reviewed base salary, short-term incentive and equity compensation for each of the employees the committee selected, evaluating both 2010 actual compensation results and 2011 compensation plans. In particular, the committee reviewed these policies and practices to ensure they were designed in a way that did not encourage excessive risk-taking, including evaluating the plans for, among other things: (1) too much focus on equity compensation; (2) too much focus on short-term incentive compensation; (3) uncapped formulas for short-term incentives; (4) highly leveraged payout curves for short-term incentives; (5) incentive targets or thresholds set at unreasonably high levels; and (6) steep cliffs on payout plans under short-term incentive formulas.

In evaluating the plans, the committee noted certain features of our compensation plans and programs that mitigate and reduce the likelihood that these employees would engage in excessive risk-taking, as follows:

•	All compensation plans are balanced as their design is based on a mix of base salary, short-term incentives and annual equity grants.

•	Base salaries for all employees reviewed have been set at a sufficient level to avoid excessive reliance on short-term cash incentive payments.

•	Short-term cash incentive plan targets are based on reasonable goals and include scaling formulas which result in reasonable incremental payments for achievable incremental results.

•	All short-term cash incentive plans are capped at a maximum payment level relative to targeted level of payment, ranging from 100% to 200% of target.

•	Equity grants include vesting provisions over a four-year period and executive officers are also subject to ownership guidelines, requiring them to hold a certain number of shares during their employment.

•	Equity awards generally include a mixture of both stock options and restricted stock grants, providing for long-term value to the employees selected, which yields a wide variety of stock valuation outcomes.

Based on this review and analysis, the committee determined that, the company’s compensation policies and practices for 2010, and as established for 2011, do not encourage excessive risk and, thus, are not reasonably likely to encourage behavior that would have a material adverse effect on us or our operations. The committee also performed this risk assessment in 2010, and intends to perform it annually.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors of The Dolan Company has reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S-K and included in this proxy statement and incorporated by reference in the company’s annual report on Form 10-K filed with the SEC on March 11, 2011. Based on this review and these discussions with management, the compensation committee recommended to the board of directors that this compensation discussion and analysis be included in the company’s 2011 proxy statement and incorporated by reference in the company’s annual report on Form 10-K.

Submitted by the Compensation Committee

John C. Bergstrom, chair
Arthur F. Kingsbury
Lauren Rich Fine

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities to us for the years ended December 31, 2010, 2009 and 2008, earned by our named executive officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus (2)	Awards (3)	Awards (3)	Compensation (2)	Compensation (5)	Total

James P. Dolan	2010	$527,000	$—	$—	$421,677	$260,959	$20,175	$1,229,811
President and Chief Executive	2009	479,000	—	—	470,040	500,076	24,772	1,473,888
Officer	2008	479,000	—	—	420,435	172,000	18,460	1,089,895
Vicki J. Duncomb (1)	2010	250,000	—	99,100	68,196	103,162	10,350	530,808
Vice President and Chief Financial Officer	2009	210,417	—	68,605	53,525	183,063	11,325	526,935
Scott J. Pollei	2010	317,000	—	142,406	97,999	156,972	18,008	732,385
Executive Vice President and	2009	274,417	—	113,203	88,316	238,743	16,054	730,733
Chief Operating Officer	2008	264,000	—	—	157,992	79,000	15,439	516,431
David A. Trott	2010	277,000	—	109,801	75,561	96,587	12,023	570,972
Chairman and Chief Executive	2009	269,000	—	115,355	89,992	210,358	25,451	710,156
Officer, NDeX	2008	269,000	60,000	—	160,986	—	28,360	518,346
Renee L. Jackson (4)	2010	110,577	—	197,685	59,854	125,000	8,351	501,467
Vice President and General Counsel

(1)	Ms. Duncomb was promoted to vice president and chief financial officer on August 1, 2009. She also serves as our principal financial and principal accounting officer. While she was an executive officer in 2008, she was not our principal financial officer and was not one of our three other most highly compensated officers.

(2)	We paid a portion of the amounts set forth in these columns for the year ended December 31, 2009 and 2010, to each named executive officer during the first quarter of 2010 and 2011, respectively.

(3)	We calculated the amounts in these columns, which represent the aggregate grant date fair value of the equity awards, using the provisions of FASB ASC Topic 718. See Note 17 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Share-Based Compensation Expense,” both included in our annual report on Form 10-K for the year ended December 31, 2010, that we filed with the SEC on March 11, 2010, for information regarding the assumptions used in the valuation of equity awards. See “Outstanding Equity Awards at Year End 2010” below for more information about our equity awards to the named executive officers.

(4)	Ms. Jackson joined the Company in July 2010 and was appointed Vice President and General Counsel and an executive officer.

(5)	All other compensation for the year ended December 31, 2010, consisted of the following components.

		Medical
		and	401(k)	Home
	Club Membership	Dental	Matching	Office
	(a)	Insurance (b)	Contribution (c)	Expenses (d)	Parking	Total

James P. Dolan	$5,769	$5,451	$7,350	$1,605	$—	$20,175
Vicki J. Duncomb	—	—	7,350	—	3,000	10,350
Scott J. Pollei	7,787	—	7,350	—	2,871	18,008
David A. Trott	—	12,023	—	—	—	12,023
Renee L. Jackson	—	—	6,851	—	1,500	8,351

(a)	We pay club membership dues to a professional or social club for each of Messrs. Dolan and Pollei. We believe these club memberships serve to facilitate their roles as our representatives in the local business communities that we serve.

(b)	We self-insure for medical insurance by withholding an amount from participating employees’ compensation to fund our medical insurance program. For Mr. Dolan, such an amount is not withheld, so the amount in this column represents the amount withheld for other participating employees with comparable coverage, as well as dental premiums paid on his behalf. Mr. Trott does not participate in our medical insurance program. The amount reported in this column for Mr. Trott reflects premiums paid on his behalf to a third-party provider for medical insurance in 2010.

(c)	Our 401(k) retirement savings plan is a qualified defined contribution plan under which employees may make pre-tax contributions into the plan, up to certain specified annual limits. We also provide discretionary employer matching contributions. We provided in 2010, and provide in 2011, a discretionary employer matching contribution of 50% of the first 6% of employee contributions. For highly compensated employees, including the named executive officers, this match was capped at $7,350 for 2010.

(d)	In 2010, we paid $1,605 for home Internet access for Mr. Dolan because Mr. Dolan and his spouse, who administers Dolan Media Newswires, use his home office on a regular basis for business purposes. This amount represents the portion of such payments attributable to personal use of the home office and Internet access, which we have estimated constitutes 25% of the total use.

Employment Agreements

James P. Dolan Employment Agreement

We entered into an employment agreement with James P. Dolan as of April 1, 2002, pursuant to which Mr. Dolan agreed to serve as president and chief executive officer of The Dolan Company. We amended and restated Mr. Dolan’s employment agreement, effective as of April 1, 2007, for an initial term of two years. In December 2008, we amended Mr. Dolan’s employment agreement in connection with the effective date of Section 409A of the Code. Beginning April 1, 2008, and on each day thereafter the employment term will be automatically extended for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either Mr. Dolan or us. The agreement provides that Mr. Dolan reports to our board of directors.

Under the amended and restated employment agreement, Mr. Dolan’s annual base salary was $463,000 for 2007. For each calendar year after 2007, Mr. Dolan’s base salary will be increased, at a minimum, by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2011, the committee set Mr. Dolan’s base salary at $540,000, which was an increase of 2.5 percent over 2010. In addition to his base salary, Mr. Dolan is eligible to receive an annual short-term cash incentive payment with a target amount of at least 60% of his base salary that will be based on performance goals for the applicable fiscal year set by the compensation committee, in its sole discretion, as part of an annual short-term cash incentive program that is established in accordance with our incentive compensation plan. The employment agreement provides Mr. Dolan four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our 401(k), welfare and fringe benefit plans and to receive perquisites that we generally make available to our other executive officers. We paid, or will pay, as applicable, Mr. Dolan’s fees in connection with the negotiation, preparation and enforcement of his employment agreement.

Mr. Dolan is entitled to severance benefits upon a termination of his employment without cause or a resignation by Mr. Dolan with good reason. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Dolan would receive, including those payments and benefits under our change in control plan if he incurs a termination in connection with a change in control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to Mr. Dolan.

Mr. Dolan has agreed to restrictive covenants that will survive for one year following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with our business, subject to certain limited exceptions, nor solicit or interfere with our relationships with our employees and independent contractors.

Vicki J. Duncomb, Scott J. Pollei and Renee L. Jackson Employment Agreements

We entered into employment agreements with each of Ms. Duncomb on August 1, 2009, Mr. Pollei on April 1, 2007, which was amended on August 1, 2009, and with Ms. Jackson on July 12, 2010, pursuant to which the executive officers agreed to serve as vice president and chief financial officer, executive vice president and chief operating officer, and vice president and general counsel, respectively of The Dolan Company. Each employment agreement has an initial term of two years, and on the one year anniversary of the effective date of each employment agreement, and on each day thereafter, the employment term automatically extends for one day, such that at any given time the remaining employment term will be one year. This day-to-day extension may be terminated immediately upon written notice by either the executive officer or us. The agreements provide that Ms. Duncomb reports to our chief operating officer and, indirectly, to our chief executive officer and our board of directors, Mr. Pollei reports to our chief executive officer and our board of directors, and Ms. Jackson reports to our chief operating officer and, indirectly, to our chief executive officer.

Under the employment agreements, Ms. Duncomb’s annual base salary was set at $225,000 for the remainder of 2009, Mr. Pollei’s annual base salary was set at $289,000 for the remainder of 2009, and Ms. Jackson’s annual base salary was set at $250,000 for the remainder of 2010. For each calendar year after the year in which the employment agreements were entered into, the executive officer’s base salary will be increased, at a minimum, by the positive percentage change, if any, in the consumer price index from the month of December from two years prior to the month of December from the previous year. For 2011, the committee set Ms. Duncomb’s base salary at $265,000, which was an increase of 6.0 percent over 2010, the committee set Mr. Pollei’s base salary at $325,000, which was an increase of 2.5 percent over 2010, and the committee set Ms. Jackson’s base salary at $256,000, which was an increase of 2.4 percent over 2010. In addition to their base salaries, Ms. Duncomb, Mr. Pollei and Ms. Jackson are eligible to receive an annual short-term cash incentive payment that will be based on performance goals set by the compensation committee, in its sole discretion, as part of an annual short-term cash incentive program that is established in accordance with our incentive compensation plan. Ms. Jackson’s employment agreement provided that her cash incentive payment for 2010 would be $125,000, and her target cash incentive payment for 2011 would be 50 percent of her annual base salary.

The employment agreements provide Ms. Duncomb, Mr. Pollei and Ms. Jackson with four weeks of paid vacation annually, a club membership as approved by our compensation committee and the right to participate in our 401(k), welfare and fringe benefit plans and to receive perquisites that we generally make available to our other executive officers. We have paid, or will pay, as applicable, Ms. Duncomb’s, Mr. Pollei’s and Ms. Jackson’s fees in connection with the negotiation, preparation and enforcement of their employment agreements.

Ms. Duncomb, Mr. Pollei and Ms. Jackson are entitled to severance benefits upon a termination of their employment without cause or a resignation by them with good reason. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that each will receive, including those payments and benefits under our change in control plan if each incurs a termination in connection with a change in control of our company, and for a description of the definitions of “cause” and “good reason” as those terms relate to each of Ms. Duncomb, Mr. Pollei and Ms. Jackson.

Ms. Duncomb, Mr. Pollei and Ms. Jackson have agreed to restrictive covenants that will survive for one year following expiration or termination of each of their employment agreements pursuant to which the executives have agreed to not compete with our business, subject to certain limited exceptions, nor solicit or interfere with our relationships with our employees and independent contractors.

David A. Trott Employment Agreement

NDeX, our majority-owned subsidiary, entered into an employment agreement with David A. Trott on March 14, 2006, when he agreed to serve as president of NDeX, and entered into an amendment to that employment agreement on December 29, 2008, when he agreed to serve as chairman and chief executive officer of NDeX and report to the president of The Dolan Company. Mr. Trott’s employment agreement includes an initial two-year employment term, with an automatic one-year renewal, unless either party provides prior written notice of its or his intent not to renew the agreement to the other party at least sixty days prior to the end of the term.

Under the terms of the employment agreement, Mr. Trott received an annual salary of $260,000 for his services during 2006 and 2007 and also is entitled to three weeks of paid vacation annually. Mr. Trott must devote no less than one-half of his full business time to NDeX. Mr. Trott is also entitled to participate in and receive such benefits under NDeX’s welfare benefit plans and its other general practices, policies and arrangements, including medical and hospitalization coverage, group term life insurance, disability insurance, accidental death insurance, retirement plans and fringe benefits, that NDeX makes generally available to its senior management employees. Mr. Trott’s employment agreement with NDeX automatically renewed for an additional one year term on each of March 14, 2008, 2009 and 2010. For 2011, the committee set Mr. Trott’s base salary at $283,000, which was an increase of 2.2 percent over 2010.

Either party may terminate Mr. Trott’s employment at any time, with or without cause and with or without notice. If NDeX terminates Mr. Trott’s employment without cause, Mr. Trott is entitled to severance benefits. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a description of the severance payments and other benefits that Mr. Trott will receive upon a termination without cause and for a description of the definition of “cause” as that term relates to Mr. Trott.

Mr. Trott has agreed to restrictive covenants that will survive for three years following expiration or termination of his employment agreement pursuant to which he has agreed to not compete with NDeX’s business, subject to certain limited exceptions, or solicit or interfere with NDeX’s or any of NDeX’s members’ relationships with NDeX’s or NDeX’s members’ employees and independent contractors. Mr. Trott also has agreed to maintain the confidentiality of NDeX’s proprietary information and assign any inventions to NDeX that he acquired or developed during his relationship with NDeX. Additionally, Mr. Trott has agreed not to divert any corporate opportunities from NDeX or The Dolan Company during the term of his employment. See “Executive Compensation — Potential Payments Upon Termination or Change In Control” for a further description of severance benefits Mr. Trott will receive.

Grants of Plan-Based Awards in 2010

The following table sets forth certain information with respect to cash compensation targets established, options to purchase shares of our common stock granted, and restricted shares of our common stock granted, during the year ended December 31, 2010, to our named executive officers. See “Compensation Discussion and Analysis — Performance-Based Short-Term Cash Incentives” for a description of the material factors necessary to understand the information in the table below.

						All Other
					All Other	Option
					Stock	Awards:	Exercise	Grant Date
					Awards:	Number of	or Base	Fair Value
		Estimated Possible Payouts under			Number of	Securities	Price of	of Stock
	Grant	Non-Equity Incentive Plan Awards (1)			Shares of	Underlying	Option	and Option
Name	Date	Threshold	Target	Maximum	Stock (2)	Options (2)	Awards	Awards (3)

James P. Dolan		$—	$316,200	$632,400
	5/26/2010					81,879	$12.23	$421,677
Vicki J. Duncomb		—	125,000	250,000
	5/26/2010					13,242	12.23	68,196
	5/26/2010				8,103			99,100
Scott J. Pollei		—	190,200	380,400
	5/26/2010					19,029	12.23	97,999
	5/26/2010				11,644			142,406
David A. Trott		—	138,500	277,000
	5/26/2010					14,672	12.23	75,561
	5/26/2010				8,978			109,801
Renee L. Jackson		—	125,000	125,000
	8/9/2010					13,242	10.92	59,854
	8/9/2010				18,103			197,685

(1)	These columns describe the range of cash payments that could have been made with respect to our 2010 short-term cash incentive program described under “Compensation Discussion and Analysis — Performance Based Short-Term Cash Incentives” You should also refer to the “Summary Compensation Table” for specific information about the amounts paid to each named executive officer in 2010 as performance-based short-term cash incentives.

(2)	These shares of restricted stock and options vest and become exercisable in four equal annual installments beginning on May 26, 2011, except for 10,000 shares of restricted stock awarded to Ms. Jackson, which will vest on June 30, 2011. Mr. Dolan elected not to take a portion of his long-term equity compensation in the form of restricted stock. The termination provisions of the 2007 Incentive Compensation Plan are described below.

(3)	This column shows the full grant date fair value of restricted stock and stock options granted to the named executive officers in 2010, using the provisions of FASB ASC Topic 718. See Note 17 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Share-Based Compensation Expense,” both included in our annual report on Form 10-K for the year ended December 31, 2010, that we filed with the SEC on March 11, 2011, for information regarding the assumptions used in the valuation of equity awards.

The 2007 Incentive Compensation Plan (the “plan”) allows us to grant options (non-qualified and incentive stock options); stock appreciation rights, or SARs; restricted stock; restricted stock units; deferred shares; performance units; other stock-based units; and annual cash incentive awards. The exercise price for all stock options, stock appreciation rights, or SARs granted under the plan must be equal to at least 100% of the fair market value of our common stock on the date of grant. The term of all stock options granted under the plan may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). Restricted Stock and Restricted Stock Units are forfeitable until the applicable restrictions lapse. Vesting of restricted stock and restricted stock units is conditioned upon the grantee’s continued employment. Except as otherwise set forth in an award agreement, in the event of a change in control (as defined in the plan), all awards will become vested, all restrictions will lapse and all performance goals shall be deemed to be met, as applicable. With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a grantee’s termination of employment or service for any reason other than cause, retirement, disability or death, such grantee’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 60 days after such termination and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a grantee’s termination of employment or service due to retirement, disability or death, such grantee’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until one year after such termination and thereafter will be cancelled and forfeited to us. In the event of a grantee’s termination of employment or service for cause, such grantee’s outstanding stock options or SARs will immediately be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, or unless otherwise determined by the committee as provided in the plan, (1) with respect to restricted stock, in the event of a grantee’s termination of employment or service for any reason other than death or disability, all unvested shares will be forfeited to us, and (2) upon termination because of death or disability, all unvested shares of restricted stock will immediately vest.

Outstanding Equity Awards at Year End 2010

The following table sets forth certain information with respect to all unexercised options to purchase shares of our common stock and unvested shares of restricted stock awarded to each of the named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
	Number of	Number of					Market
	Securities	Securities				Number of	Value of
	Underlying	Underlying				Shares of	Shares of
	Unexercised	Unexercised		Option	Option	Stock That	Stock That
	Options	Options		Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested	Vested (6)

James P. Dolan	158,496	52,832	(1)	$14.50	8/1/2014		$
	42,977	42,977	(2)	16.52	5/12/2015
	21,954	65,863	(3)	12.51	5/15/2016
	—	81,879	(4)	12.23	5/26/2017
Vicki J. Duncomb	4,500 (5)	—		2.22	10/11/2016
	28,008	9,336	(1)	14.50	8/1/2014
	9,788	9,788	(2)	16.52	5/12/2015
	2,500	7,500	(3)	12.51	5/15/2016	4,113	57,253
	—	13,242	(4)	12.23	5/26/2017	8,103	112,794
Scott J. Pollei	59,517	19,840	(1)	14.50	8/1/2014
	16,150	16,150	(2)	16.52	5/12/2015
	4,125	12,375	(3)	12.51	5/15/2016	6,787	94,475
	—	19,029	(4)	12.23	5/26/2017	11,644	162,084
David A. Trott	60,684	20,229	(1)	14.50	8/1/2014
	16,456	16,456	(2)	16.52	5/12/2015
	4,203	12,610	(3)	12.51	5/15/2016	6,916	96,271
	—	14,672	(4)	12.23	5/26/2017	8,978	124,974
Renee L. Jackson	—	13,242	(4)	10.92	5/26/2017	18,103	251,994

(1)	The Option awards vest in four equal annual installments beginning on August 1, 2008.

(2)	The Option awards vest in four equal annual installments beginning on May 12, 2009.

(3)	The Option and Stock awards vest in four equal annual installments beginning on May 15, 2010.

(4)	The Option and Stock awards vest in four equal annual installments beginning on May 26, 2011, except for 10,000 shares of Stock awarded to Ms. Jackson, which will vest on June 30, 2011.

(5)	These Options vested in four equal annual installments beginning on October 11, 2007.

(6)	Value represents the market value of The Dolan Company common shares (based on the closing price of $13.92 per share on December 31, 2010).

Option Exercises and Stock Vested for 2010

The following table sets forth certain information with respect to restricted stock awards granted to our named executive officers that vested during 2010. None of our named executive officers exercised options to purchase shares of our common stock during 2010.

	Option Awards		Stock Awards
	Number		Number of
	of Shares	Value	Shares	Value
	Acquired on	Realized	Acquired	Realized
Name	Exercise	on Exercise	on Vesting	on Vesting

James P. Dolan	—	$—	—	$—
Vicki J. Duncomb	—	—	1,371	17,864
Scott J. Pollei	—	—	2,262	29,474
David A. Trott	—	—	2,305	30,034
Renee L. Jackson	—	—	—	—

Non-qualified Deferred Compensation for 2010

Our named executive officers did not earn any non-qualified deferred compensation benefits from us during the year ended December 31, 2010.

Pension Benefits for 2010

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or supplemental retirement plans sponsored by us during the year ended December 31, 2010.

Potential Payments Upon Termination or Change in Control

As of December 31, 2010, we were party to certain agreements and had in place a change in control plan that would have required us to provide compensation to our named executive officers in the event that their employment with us was terminated or if we experienced a change in control. A description of these agreements follows. A quantitative analysis of the amount of compensation payable to each of these named executive officers in each situation involving a termination of employment or change in control, assuming that each had occurred as of December 31, 2010, is listed in the table below.

Severance Payments

James P. Dolan.  Under Mr. Dolan’s employment agreement with us, if Mr. Dolan’s employment was terminated by us without cause or by Mr. Dolan with good reason (as such terms are defined below), then in addition to his base salary and benefits through the termination date and any unpaid annual short-term incentive payment due to Mr. Dolan for the preceding fiscal year, we would provide Mr. Dolan (1) an amount equal to one year of his annual base salary in effect at the time of the termination, (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year, and (3) medical and dental benefits for Mr. Dolan and his covered dependents for a period of eighteen months following his termination. Cash severance payments are contingent on Mr. Dolan executing, delivering and not rescinding a specified release of claims, at the company’s discretion. If Mr. Dolan’s employment was terminated due to his death or disability or by us for cause or by Mr. Dolan without good reason, we would pay to Mr. Dolan (or his beneficiary, as applicable) (1) any accrued but unpaid base salary and benefits earned through the date of termination, and (2) a pro-rated portion of his annual short-term incentive payment that would have been payable to him for such fiscal year had he remained employed by us for the entire year in the case of termination due to death or disability.

“Cause” is defined in Mr. Dolan’s employment agreement to mean the occurrence of any of the following events: (1) a material breach by Mr. Dolan of his employment agreement that remains uncured for 30 days after he receives written notice of the breach; (2) Mr. Dolan continues to willfully and materially fail to perform his duties under his employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 30 days after delivery of a written demand for performance that specifically identifies the manner in which we believe Mr. Dolan has not performed his duties; (3) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business; or (4) Mr. Dolan is convicted of, or pleads guilty or nolo contendere to, criminal misconduct constituting a felony. Mr. Dolan’s employment agreement defines “good reason” as the following: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require Mr. Dolan to relocate; (2) we remove Mr. Dolan as our chief executive officer or substantially diminish his duties or responsibilities; (3) we materially breach any of our obligations under Mr. Dolan’s employment agreement, which breach remains uncured for 30 days after we receive written notice of the breach; or (4) a diminution of Mr. Dolan’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to Mr. Dolan, other than (a) any diminution that is cured within 30 days after receipt by the Company of written notice of such diminution, or (b) a diminution of benefits applicable to our other executive officers.

Vicki Duncomb, Scott Pollei and Renee Jackson.  Under the employment agreement for each of Ms. Duncomb, Mr. Pollei and Ms. Jackson, if such officer’s employment was terminated by us without cause or by the officer with good reason (as such terms are defined below), then in addition to such officer’s base salary and benefits through the termination date and any unpaid annual short-term incentive payment due to such officer for the preceding fiscal year, we would provide such officer (1) an amount equal to one year of such officer’s annual base salary, in effect at the time of the termination; (2) a pro-rated portion of his or her annual short-term incentive payment that would have been payable to him or her for such fiscal year had he or she remained employed by us for the entire year and (3) medical and dental benefits for such officer and his or her covered dependents for a period of eighteen months following his or her termination. Cash severance payments are contingent on the executive executing, delivering and not rescinding a specified release of claims. If such officer’s employment was terminated due to his or her death or disability or by us for cause or the executive without good reason, we would pay to such officer (or his or her beneficiary, as applicable) (1) any accrued but unpaid base salary and benefits earned through the date of termination, and (2) a pro-rated portion of his or her annual short-term incentive payment that would have been payable to him or her for such fiscal year had he or she remained employed by us for the entire year in the case of termination due to death or disability.

For these officers, “cause” and “good reason” have the meanings set forth in their employment agreements. “Cause” means the occurrence of any of the following events: (1) a material breach by the executive officer of his or her employment agreement that remains uncured for 10 days after he or she receives notice of the breach; (2) the executive officer continues to willfully and materially fail to perform his or her duties under his or her employment agreement, or engages in excessive absenteeism unrelated to illness or permitted vacation, for a period of 10 days after delivery of a written demand for performance that specifically identifies the manner in which we believe the executive officer has not performed his or her duties; (3) the executive officer’s commission of theft, fraud, misappropriation or embezzlement in connection with our or our affiliates’ business; or (4) the executive officer’s commission of criminal misconduct constituting a felony. “Good reason” means: (1) we move our principal offices from the Minneapolis-St. Paul metropolitan area and require the executive officer to relocate, (2) any material diminution by us in the executive officer’s duties or responsibilities inconsistent with the terms of his or her employment agreement which remains uncured for 30 days after we receive notice; (3) we materially breach any of our obligations under the executive officer’s employment agreement that remains uncured for 30 days after we receive notice of the breach, or (4) a diminution in the executive officer’s base salary or the target amount of any annual short-term incentive payment, or a material diminution in benefits available to the executive officer, other than: (a) any diminution that is cured within 30 days after receipt by the Company of written notice of such diminution, or (b) a diminution of benefits applicable to our other executive officers.

David A. Trott.  Under NDeX’s employment agreement with Mr. Trott, if we terminate Mr. Trott’s employment without cause, then we must pay Mr. Trott a monthly severance amount of $21,666.67 for the twelve-month period beginning on the last day of the month following the termination date and we must provide medical insurance to Mr. Trott for the twelve-month period following the termination date.

Mr. Trott’s employment agreement defines “cause” to mean that: (1) Mr. Trott has committed an act of dishonesty against NDeX that results or is intended to result in his gain or personal enrichment or has, or is intended to have, a detrimental effect on the reputation of NDeX or NDeX’s business of providing non-legal foreclosure, bankruptcy and eviction processing and related services; (2) Mr. Trott has committed an act or acts of fraud, moral turpitude against NDeX or a felony; (3) any breach by Mr. Trott of any material provision of his employment agreement that, if curable, has not been cured by Mr. Trott within 10 days of notice of such breach from NDeX; (4) any intentional act or gross negligence by Mr. Trott (other than an act in good faith and with a reasonable belief that such act was in the best interests of NDeX) that has, or is intended to have, a detrimental effect on the reputation of NDeX or its business; or (5) Mr. Trott’s refusal, after notice thereof, to perform specific directives of the president of The Dolan Company that are reasonable and consistent with the scope and nature of this duties and responsibilities that are set forth in his employment agreement.

Stock Option and Restricted Stock Rights upon Termination or Change in Control

As of December 31, 2010, our named executed officers held options to purchase an aggregate 857,378 shares of our common stock, 429,358 of which have vested, and 64,644 shares of restricted stock, which have not vested. These totals do not include stock options or restricted shares that were issued to Mr. Dolan’s spouse in connection with her employment with us. See “Related Party Transactions — Employment of Mr. Dolan’s Spouse” for more information regarding her equity awards.

Under our incentive compensation plan, no stock options or restricted stock held by any named executive officer would vest upon the termination of his or her employment, except in those circumstances described in this paragraph or as described under “Change in Control Plan.” If any named executive officer incurs a termination of service due to his or her death, disability or retirement, options may be exercised for a period of one year from the date of such termination to the extent that the options were exercisable at the time of his termination. If, however, any of the named executive officers is terminated for cause, the options (whether or not vested) will be immediately cancelled and forfeited. “Cause” has the meaning set forth in each such named executive officer’s employment agreement. If a named executive officer incurs a termination of service either without cause or due to a reason other than his or her death, disability or retirement, the options may be exercised for a period of 60 days from the date of such termination to the extent that the options were exercisable at the time of his or her termination. Unvested shares of restricted stock will immediately vest upon a termination of service due to a named executive officer’s death or permanent disability.

Change in Control Plan

The Executive Change in Control Plan that was in effect in 2010 provided each of the named executive officers (other than Mr. Trott), as well as certain other members of our senior management (each referred to as a “participant”), with certain severance benefits in the event of termination of employment in connection with a qualified change in control event. Under the change in control plan in effect in 2010, a participant would have been entitled to receive a severance payment and additional severance benefits if his or her employment with us was terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 12 months following a change in control (as defined below), subject to the participant’s execution, delivery and compliance of a release with restrictive covenants. In connection with such change in control termination in 2010, each of our executive level officers (other than Mr. Trott) would have received two times such participant’s base salary plus annual target short-term incentive amounts for the year in which the termination occurred, and all other key employee participants would have received one times such participant’s base salary plus annual target short-term incentive amounts for the year in which the termination occurred. In addition, the terminated participant would receive 18 months of continuing health and dental coverage on the same terms as the participant received such benefits during employment, and would have received $45,000 to be used for outplacement services. Under the terms of the change in control plan in effect in 2010, if any payments or benefits under the plan would have been considered “excess parachute payments” under Section 280G of the Code, then the participant would have been entitled to an additional “gross-up” payment from us in an amount such that (after payment by the participant of all taxes, including any excise tax imposed upon the gross-up payment) he or she would have retained a net amount equal to the amount he or she would have been entitled to had the excise tax not been imposed upon the payment; provided, however, that if the total payments that the participant was entitled to receive from us did not exceed 110% of the greatest amount that could be paid to the participant without becoming an excess parachute payment, then no “gross-up” payment would have been made by us, and the participant’s payments would have been reduced to the greatest amount that could be paid without causing the payments to be “excess parachute payments.”

Change in control is defined in the plan to mean (1) the acquisition by a third party of more than 50% of our voting shares, (2) a merger, consolidation or other reorganization if our stockholders following such transaction no longer own more than 50% of the combined voting power of the surviving organization, (3) our complete liquidation or dissolution, or (4) a sale of substantially all of our assets. The definitions of “cause” and “good reason” for Messrs. Dolan and Pollei and Mses. Duncomb and Jackson for purposes of the plan are the same as is contained in such executive officer’s employment agreement. For participants without employment agreements, “cause” is defined as (1) the willful and continued failure to substantially perform the participant’s duties (other than due to illness or after notice of termination by us without cause or by the executive officer for good reason) and such failure continues for 10 days after a demand for performance is delivered, or (2) the participant willfully engages in illegal or gross misconduct that injures our reputation; and “good reason” is defined as (1) the participant’s base salary and target short-term incentive opportunity is reduced immediately prior to a change in control, (2) a material or adverse change in the participant’s authority, duties, responsibilities, title or offices following a change in control or an adverse change, following a change in control, in the duties, responsibilities, authority or managerial level of the individual(s) to whom the participant reports, (3) we require the participant to be based more than 50 miles from the executive officer’s employment base prior to a change in control, or (4) our failure to require our successor to assume the change in control plan.

As previously described, in January 2011, our board of directors, upon the recommendation of the compensation committee, adopted an Amended and Restated Executive Change in Control Plan (“Amended Plan”), which replaced the former Executive Change in Control Plan. Under the Amended Plan, if any payments or benefits to which a participant becomes entitled are considered “excess parachute payments” under Section 280G of the Code, then he or she will not be entitled to an additional “gross-up” payment from us. Also under the Amended Plan, in connection with a change in control termination, each of the named executive officers (other than Mr. Trott), as well as certain other participants will receive two and one-half times his or her base salary plus annual target short-term incentive amounts for the year in which the termination occurs instead of two times his or her base salary plus annual target short-term incentive amounts for the year in which the termination occurs as was in the former plan. Under the Amended Plan, a participant continues to be entitled to receive a severance payment and additional severance benefits if his or her employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 12 months following a change in control (as defined above). In addition, the terminated participant will continue to receive 18 months of continuing health and dental coverage on the same terms as the participant received such benefits during employment, and will receive $45,000 to be used for outplacement services.

The compensation committee believes that the Amended Plan will provide continuity and focus for these named executive officers in the event of an actual or threatened change in control. The committee also believes that the Amended Plan benefits our stockholders and reduces potential expenses, while continuing to provide competitive income security and incentives for the named executive officers to devote the time and energy necessary to complete any potential change in control transaction that may be in the best interest of our stockholders.

Summary of Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of employment or in connection with a change in control for each of the named executive officers, assuming such event occurred as of December 31, 2010.

		Termination by
		Us Without
		Cause or by the
		NEO for Good
	Termination by	Reason
	Us Without	in connection
	Cause or by the	with Change	Death or
	NEO for Good	in Control	Permanent
Payment and Benefit	Reason	(7)	Disability

James P. Dolan
Cash Severance (1)	$527,000	$1,054,000	$
Short-Term Cash Incentives (2)	260,959	521,918	260,959
Accelerated Stock Options (3)		231,242
Outplacement Service (5)		45,000
Medical and Dental Benefits (6)	17,365	17,365

TOTAL:	805,324	1,869,525	260,959

Vicki J. Duncomb
Cash Severance (1)	250,000	500,000
Short-Term Cash Incentives (2)	103,162	206,324	103,162
Accelerated Stock Options (3)		32,954
Accelerated Restricted Stock (4)		170,047	170,047
Outplacement Service (5)		45,000
Medical and Dental Benefits (6)	21,414	21,414

TOTAL:	374,576	975,739	273,209

Scott J. Pollei
Cash Severance (1)	317,000	634,000
Short-Term Cash Incentives (2)	156,972	313,944	156,972
Accelerated Stock Options (3)		49,608
Accelerated Restricted Stock (4)		256,560	256,560
Outplacement Service (5)		45,000
Medical and Dental Benefits (6)	21,414	21,414

TOTAL:	495,386	1,320,525	413,532

David A. Trott
Cash Severance (1)	260,000
Accelerated Stock Options (3)		42,576
Accelerated Restricted Stock (4)		221,244	221,244
Medical and Dental Benefits (6)	12,322

TOTAL:	272,322	263,820	221,244

		Termination by
		Us Without
		Cause or by the
		NEO for Good
	Termination by	Reason
	Us Without	in connection
	Cause or by the	with Change	Death or
	NEO for Good	in Control	Permanent
Payment and Benefit	Reason	(7)	Disability

Renee L. Jackson
Cash Severance (1)	250,000	500,000
Short-Term Cash Incentives (2)	125,000	250,000	125,000
Accelerated Stock Options (3)		39,726
Accelerated Restricted Stock (4)		251,994	251,994
Outplacement Service (5)		45,000
Medical and Dental Benefits (6)	25,393	25,393

TOTAL:	400,393	1,112,113	376,994

(1)	Under the Executive Change in Control Plan and their employment agreements, Messrs. Dolan and Pollei and Mses. Duncomb and Jackson’s ability to receive the severance benefit is contingent upon them executing, timely delivering to the Company and not revoking a release and his or her compliance with the restrictive covenants set forth in the employment agreement, including, a restrictive covenant agreement, and provided that he or she meets these conditions, the Cash Severance payment shall be paid to the Participant, in one lump sum cash payment, on the six (6) month anniversary of the Participant’s Separation from Service. Mr. Trott’s cash severance would be paid in twelve monthly payments of $21,666.67 (i.e. for an aggregate of $260,000), commencing on the last day of the full calendar month following the termination date.

(2)	Under the Executive Change in Control Plan and their employment agreements, Messrs. Dolan and Pollei and Mses. Duncomb and Jackson’s ability to receive the Short-Term Cash Incentives is contingent upon them executing, timely delivering to the Company and not revoking a release and his or her compliance with the restrictive covenants set forth in the employment agreement, including, a restrictive covenant agreement, and provided that he or she meets these conditions.

(3)	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on December 31, 2010, of $13.92.

(4)	The amounts shown represent the restricted stock that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on December 31, 2010, of $13.92.

(5)	Under the Executive Change in Control Plan, Messrs. Dolan and Pollei and Mses. Duncomb and Jackson’s ability to receive Outplacement Services is contingent upon them executing, timely delivering to the Company and not revoking a release and his or her compliance with the restrictive covenants set forth in the employment agreement, including, a restrictive covenant agreement, and provided that he or she meets these conditions.

(6)	Under the Executive Change in Control Plan and their employment agreements, Messrs. Dolan and Pollei and Mses. Duncomb and Jackson’s ability to receive 18 months of Medical and Dental Benefits to them and their covered dependents on the same terms and conditions as if they had not terminated is contingent upon them executing, timely delivering to the Company and not revoking a release and his or her compliance with the restrictive covenants set forth in the employment agreement, including, a restrictive covenant agreement, and provided that he or she meets these conditions. Under Mr. Trott’s employment agreement, the Company would provide 12 months of medical insurance following his termination date on the same terms and conditions as available to him on his termination date.

(7)	The amounts indicated in the table are based on the provisions of the Executive Change in Control Plan as of December 31, 2010, which required payments in the amount of two times base salary for Messrs. Dolan and Pollei and Mses. Duncomb and Jackson. In January 2011, in connection with removing the excise tax gross-up provisions, the plan was amended to increase the payments to two and one-half times base salary and annual target short-term cash incentive for these individuals, which would have resulted in the following total payments assuming a qualifying termination in connection with a change in control as of December 31, 2010: Mr. Dolan, $2,263,505; Ms. Duncomb, $1,152,320; Mr. Pollei, $1,557,511; and Ms. Jackson, $1,299,613.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John C. Bergstrom, Arthur Kingsbury and Lauren Rich Fine served on our board’s compensation committee for the year ended December 31, 2010. No member of our compensation committee has any relationship requiring any disclosure. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our compensation committee.

PRINCIPAL STOCKHOLDERS AND BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table describes information with respect to the beneficial ownership of our common stock as of February 28, 2011, by:

•	Each person or group of affiliated persons known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	Each of our directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

We have determined beneficial ownership according to SEC rules. In computing the percentage ownership of each person, we have included shares of common stock subject to options that person holds, to the extent such options are currently exercisable or may be exercisable within 60 days of February 28, 2011. These shares, however, were not included for purposes of computing the percentage ownership for any other person.

Unless otherwise indicated, the stockholders in this table have sole voting and investment power with respect to those shares set forth opposite that stockholder’s name. We have based our computation of the percentage ownership of our common stock on 30,509,353 shares outstanding on February 28, 2011. The address for each named executive officer and director is c/o The Dolan Company, 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402.

		Percentage of
	Number of Shares	Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Outstanding

Beneficial Owners of More than 5%
T. Rowe Price Associates, Inc. (1)
100 E. Pratt Street
Baltimore, Maryland 21202	2,352,336	7.71%
BlackRock, Inc. (2)
40 East 52nd Street
New York, New York 10022	2,311,087	7.58%
William Blair & Company, L.L.C. (3)
222 W. Adams
Chicago, Illinois 60606	2,098,010	6.88%
Executive Officers and Directors
James P. Dolan (4)	1,797,573	5.85%
Vicki J. Duncomb (5)	64,238	*
Scott J. Pollei (6)	308,359	1.01%
David A. Trott (7)	268,216	*
Renee L. Jackson (8)	18,103	*
John C. Bergstrom (9)	76,581	*
Anton J. Christianson (10)	381,228	1.25%
Bill L. Fairfield (11)	3,204	*
Arthur F. Kingsbury (12)	15,130	*
Lauren Rich Fine (13)	19,130	*
George Rossi (14)	25,657	*
Gary H. Stern (15)	4,254	*
Executive Officers and Directors as a group (13 persons) (16)	3,071,660	9.90%

*	less than 1% beneficial ownership

(1)	The information provided here is based upon a Schedule 13G/A filed on February 10, 2011, and information by the stockholder. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	The information provided here is based upon a Schedule 13G filed on February 9, 2011. BlackRock, Inc., a Delaware corporation, and its subsidiaries BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC, owned the shares reported here and have voting and/or investment power with respect to these shares and, therefore, are deemed to be the beneficial owner of these shares.

(3)	The information provided here is based upon a Schedule 13G/A filed on February 8, 2011. William Blair & Company, LLC, a registered broker or dealer and an insurance company to each of the entities that own the shares reported here has voting and/or investment power with respect to these shares and, therefore, may be deemed to be the beneficial owner of these shares.

(4)	These shares include the following: (a) 16,781 shares owned by Mr. Dolan’s spouse (including 357 shares of restricted stock that are not yet vested) and 1,248 shares issuable to Mr. Dolan’s spouse upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011; and (b) 223,427 shares issuable to Mr. Dolan upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011. Mr. Dolan disclaims beneficial ownership of all shares his spouse owns, including shares she could own pursuant to the exercise of any stock options.

(5)	These shares include the following: (a) 12,216 shares of restricted stock that are not yet vested, and (b) 44,796 shares issuable to Ms. Duncomb upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011.

(6)	These shares include the following: (a) 14,998 shares that Mr. Pollei owns through an individual retirement account, (b) 18,431 shares of restricted stock, which are not yet vested, (c) 79,792 shares issuable to Mr. Pollei upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011, and (d) an aggregate 180,000 shares held in four separate trusts for Mr. Pollei’s children. Mr. Pollei is the trustee of each trust and has sole voting and investment power with respect to the shares held by each trust. Mr. Pollei disclaims beneficial ownership of the shares held in trust for his children.

(7)	These shares include the following: (a) 15,894 shares of restricted stock that are not yet vested; (b) 81,343 shares issuable to Mr. Trott upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011, (c) 170,949 shares held by David Trott Revocable Trust, and (d) 30 shares owned by Mr. Trott’s spouse. Mr. Trott disclaims beneficial ownership of the shares owned by his spouse. In addition, the shares reported exclude an aggregate of 7,200 shares held by three separate trusts for the benefit of Mr. Trott’s children. Mr. Trott is not a trustee of these trusts and has no investment or voting power with respect to the shares the trusts own.

(8)	These shares of restricted stock are not yet vested and were granted to Ms. Jackson in connection with her employment.

(9)	These shares include the following (a) 10,000 shares that Mr. Bergstrom owns through an individual retirement account, and (b) 14,861 shares issuable to Mr. Bergstrom upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011.

(10)	These shares include (a) 12,880 shares held by Adam Smith Growth Partners, L.P., (b) 351,895 shares held by Adam Smith Fund, L.L.C., (c) 1,300 shares held by Adam Smith Companies, LLC, and (d) 14,162 shares issuable to Mr. Christianson upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011. Mr. Christianson is the chairman of Adam Smith Companies, LLC, and the general partner of Adam Smith Growth Partners L.P. Mr. Christianson is also the president of Adam Smith Management, LLC, the managing member of the Adam Smith Fund, L.L.C. Mr. Christianson has shared voting and investment power with respect to, and therefore may be deemed to be the beneficial owner of the shares of common stock owned by Adam Smith Growth Partners, L.P., Adam Smith Fund, L.L.C. and Adam Smith Companies, LLC. Mr. Christianson disclaims beneficial ownership to the shares of our common stock owned by Adam Smith Growth Partners, L.P., Adam Smith Fund, L.L.C., and Adam Smith Companies, LLC, except to the extent of his indirect ownership in those entities.

(11)	These shares of restricted stock are not yet vested.

(12)	These shares include the following: (a) 2,293 shares of restricted stock that are not yet vested, and (b) 6,837 shares issuable to Mr. Kingsbury upon the exercise of options that are currently exercisable or will become exercisable within 60 days of February 28, 2011.

(13)	These shares include the following: (a) 2,293 shares of restricted stock that are not yet vested, and (b) 6,837 shares issuable to Ms. Rich Fine upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011.

(14)	These shares include the following: (a) 2,231 shares of restricted stock that are not yet vested, and (b) 13,426 shares issuable to Mr. Rossi upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011.

(15)	These shares include the following: (a) 1,885 shares of restricted stock that are not yet vested, and (b) 2,369 shares issuable to Mr. Stern upon the exercise of options that are exercisable or will become exercisable within the 60-day period following February 28, 2011.

(16)	See Notes 4 through 15 above. The shares reported include 526,112 options to acquire shares of our common stock, which are exercisable within the 60-day period following February 28, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership, and changes in their ownership, with the SEC. We are required to identify any person who fails to file these reports on a timely basis. To our knowledge, all filings were made on a timely basis during 2010, except Mr. Stern had one late filing on March 15, 2010, to report stock options granted on February 25, 2010. In making this statement, we have relied upon our examination of the Forms 3, 4 and 5 on file with the SEC for each of our directors and executive officers and also those directors and executive officers’ written representations to us.

By order of the Board of Directors,

/s/  Vicki J. Duncomb
Vicki J. Duncomb
Corporate Secretary

April 4, 2011

THE DOLAN COMPANY
222 SOUTH 9TH STREET
SUITE 2300
MINNEAPOLIS, MN 55402
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” the nominees listed:	☐	☐	☐
1. Election of Directors
Nominees

01 Arthur F. Kingsbury	02 Lauren Rich Fine	03 Gary H. Stern

The Board of Directors recommends you vote “FOR” proposal 2:		For	Against	Abstain

2. Advisory vote on Executive Compensation.		☐	☐	☐

The Board of Directors recommends you vote “1 YEAR” on proposal 3:	1 year	2 years	3 years	Abstain

3. Advisory vote on the frequency of the Advisory Vote on Executive Compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote “FOR” proposal 4:		For	Against	Abstain

4. Ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for 2011.		☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

THE DOLAN COMPANY
THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR USE
AT THE DOLAN COMPANY
ANNUAL MEETING OF STOCKHOLDERS ON TUESDAY, MAY 17, 2011
The stockholder(s) whose signature(s) is on the reverse side of this proxy revokes all other proxies and appoints James P. Dolan and Vicki J. Duncomb, or either or both of them, each with full power of substitution, as proxies, to vote all shares of common stock in The Dolan Company which such stockholder(s) would be entitled to vote on the matters set forth on the reverse side of this proxy, including all matters which may properly come before the 2011 Annual Meeting of Stockholders or any adjournment or postponement of such meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF THIS PROXY IS EXECUTED, BUT NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE “FOR” THE NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 AND 4, “1 YEAR” ON PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS.
The board urges you to promptly vote this proxy by Internet, telephone or mail as described on the reverse side regardless of whether you intend to attend the annual meeting in person so that we can establish a quorum and your shares can be voted according to your wishes. If you complete this proxy and choose to attend the annual meeting in person, you can revoke this proxy and vote at the annual meeting.
Continued and to be signed on reverse side